UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

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☐	Soliciting Material under § 240.14a-12
DARÉ BIOSCIENCE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Daré Bioscience, Inc.
3655 Nobel Drive, Suite 260
San Diego, California 92122

Notice of Annual Meeting of Stockholders
To Be Held On June 5, 2024
Dear Stockholder:
Notice is hereby given that the 2024 Annual Meeting of Stockholders of Daré Bioscience, Inc., a Delaware corporation, will be held on June 5, 2024, at 9:00 a.m. Pacific Time for the following purposes:

1.	To elect two Class I directors named in the accompanying proxy statement;

2.	To ratify the appointment of Haskell & White LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024;

3.	To approve, on an advisory basis, the compensation of our named executive officers;

4	To approve a proposal to give our board of directors the authority to file, at its discretion, should it elect to do so, a certificate of amendment to our restated certificate of incorporation, as amended, to effect a reverse split of our issued common stock at a ratio that is not less than 1-for-2 and not greater than 1-for-12, without reducing the authorized number of shares of our common stock, with the exact ratio to be selected by our board of directors in its discretion and to be effected, if effected at all, in the sole discretion of our board of directors, at any time following stockholder approval and before June 5, 2025 without further approval or authorization of our stockholders;

5.	To approve the adjournment of the meeting, if necessary or advisable, to solicit additional proxies in favor of Proposal 4 if there are not sufficient votes to approve Proposal 4; and

6.	To conduct any other business properly brought before the meeting.
The record date for the annual meeting is April 09, 2024. Stockholders owning the company’s common stock at the close of business on the record date, or their legal proxy holders, are entitled to vote at the annual meeting.

By Order of the Board of Directors,

/s/ William H. Rastetter
San Diego, California	William H. Rastetter
April 26, 2024	Chair of the Board
Please vote your shares promptly to ensure the presence of a quorum at the annual meeting. You may vote your shares over the Internet or via a toll-free telephone number. If you received a paper copy of a proxy or voting instruction card by mail, you may submit your proxy or voting instruction card for the annual meeting by completing, signing, dating and returning your proxy or voting instruction card. Please follow the instructions beginning on page 1 of the accompanying proxy statement to vote.

PROXY STATEMENT
2024 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 5, 2024
GENERAL INFORMATION ABOUT THE MEETING
Daré Bioscience, Inc. (“Daré,” “we,” “us,” “our” or the “Company”) has prepared these materials for use at its 2024 annual meeting of stockholders and any adjournment or postponement thereof (the “Annual Meeting”). The Annual Meeting is scheduled to begin at 9:00 a.m. Pacific Time, on June 5, 2024.
The Annual Meeting will be a completely virtual meeting conducted via live audio webcast. We believe this technology provides expanded access, improved communication and cost savings for our stockholders. Hosting a virtual meeting enables increased stockholder attendance and participation from any location around the world.
In accordance with rules of the Securities and Exchange Commission (“SEC”), we opted to use the Internet as the primary means of furnishing proxy materials to our stockholders. Accordingly, unless a stockholder previously elected to receive printed copies of our proxy materials, a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) has been sent to stockholders instead of mailing printed copies. The Notice of Internet Availability provides instructions on how to access our proxy materials via the Internet and how to request a printed set at no charge. In addition, stockholders can elect to receive future proxy materials electronically by email or in printed form by mail, and any such election will remain in effect until terminated by the stockholder. We encourage all stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the cost and environmental impact of our annual meetings.
Our proxy materials will be sent or made available to stockholders on or about April 26, 2024. We are soliciting proxies pursuant to this Proxy Statement for use at the Annual Meeting.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 5, 2024: This Proxy Statement and our Annual Report are available electronically at www.proxyvote.com.

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QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING
How do I attend the Annual Meeting?
You will be able to attend the Annual Meeting online by visiting www.virtualshareholdermeeting.com/DARE2024. Online check-in will begin at 8:45 a.m. Pacific Time and we suggest logging-on at that time to allow ample time for the check-in procedures. Please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone or similar companies.
Who can vote at the Annual Meeting?
Only our stockholders of record at the close of business on the record date, or their legal proxy holders, are entitled to vote at the Annual Meeting. The record date for the Annual Meeting is April 9, 2024. There were 100,581,900 shares of common stock outstanding and entitled to vote on the record date.
What am I voting on?
The list below sets out the matters scheduled for a vote at the Annual Meeting. Each share of our common stock has one vote on each matter.

Proposal 1:	Election of two Class I directors named in this Proxy Statement to hold office until our 2027 annual meeting of stockholders;
Proposal 2:	Ratification of the selection of Haskell & White LLP. as our independent registered public accounting firm for the fiscal year ending December 31, 2024 (the "Auditor Ratification Proposal");
Proposal 3:	To approve, on an advisory basis, the compensation of our named executive officers;
Proposal 4:	To approve a proposal to give our board of directors the authority to file, at its discretion, should it elect to do so, a certificate of amendment to our restated certificate of incorporation, as amended, to effect a reverse split of our issued common stock without reducing the authorized number of shares of our common stock at a ratio that is not less than 1-for-2 and not greater than 1-for-12, with the exact ratio to be selected by our board of directors in its discretion and to be effected, if effected at all, in the sole discretion of our board of directors, at any time following stockholder approval and before June 5, 2025 without further approval or authorization of our stockholders (the “Reverse Stock Split Proposal”); and
Proposal 5:	To approve the adjournment of the Annual Meeting, if necessary or advisable, to solicit additional proxies in favor of the Reverse Stock Split Proposal if there are not sufficient votes to approve the Reverse Stock Split Proposal (the the “Adjournment Proposal”).
How do I vote?
You are invited to attend the Annual Meeting online to vote on the proposals described in this Proxy Statement during the meeting, however, you may vote your shares by simply following the instructions below to vote via the Internet, by telephone or by mail. Even if you intend to attend the Annual Meeting online, we encourage you to vote your shares in advance using one of the methods described below to ensure that your vote will be represented at the Annual Meeting.
Stockholder of Record: Shares Registered in Your Name
If, on the record date, your shares were registered directly in your name with our transfer agent, Equiniti Transfer & Trust Company, LLC, then you are a stockholder of record and you may vote those shares as follows:

•During the Annual Meeting: You may attend the Annual Meeting online and vote during the meeting online by visiting www.virtualshareholdermeeting.com/DARE2024. You will be asked to provide the control number on your Notice of Internet Availability to access this site.
•By Phone: Dial toll-free 1-800-690-6903 using any touch-tone telephone and follow the recorded instructions. You will be asked to provide the control number from your Notice of Internet Availability. Please vote by 11:59 p.m. Eastern Time on June 4, 2024 to ensure that your vote is counted.
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•By Internet: Complete an electronic proxy card at www.proxyvote.com. You will be asked to provide the control number from your Notice of Internet Availability. Please vote by 11:59 p.m. Eastern Time on June 4, 2024 to ensure that your vote is counted.
•By Mail: Complete, sign and date the proxy card that may be delivered to you and return it promptly in the envelope provided or return it to Vote Processing c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The proxy holders identified in the proxy card will vote all shares of our stock represented by a properly completed and executed proxy received in time for the Annual Meeting in accordance with the stockholder’s instructions. If you submit your executed proxy but do not fill out the voting instructions on the proxy card, the shares represented by your proxy will be voted “FOR” each of the director nominees identified in this Proxy Statement and “FOR” each of Proposals 2, 3, 4 and 5. If any other matter is properly presented at the Annual Meeting, the proxy holders will vote shares represented by a proxy submitted by a stockholder in accordance with the recommendation of our board of directors.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If, on the record date, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name.” The organization holding those shares is considered to be the stockholder of record for purposes of the Annual Meeting. As a beneficial owner, you have the right to direct the organization holding those shares regarding how to vote such shares. You should have received a notice containing voting instructions from the organization that holds those shares. Follow the instructions provided by that organization to ensure that your vote is counted. If you wish to vote online during the Annual Meeting, you must obtain a legal proxy from the organization that holds those shares. A legal proxy is a written document that authorizes you to vote your shares held in street name at the Annual Meeting. Please contact the organization that holds your shares for instructions regarding obtaining a legal proxy.
We provide internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions, however, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

What happens if I do not vote?
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the Internet or during the Annual Meeting, your shares will not be voted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held in street name, the organization that holds your shares has the authority to vote your shares only on certain of the proposals set forth in this Proxy Statement without receiving voting instructions from you. If you hold your shares in street name and you do not submit voting instructions to the organization that holds your shares, whether that organization may exercise its discretion to vote your shares depends on whether a particular proposal is considered a “routine” or “non-routine” matter under the rules of the New York Stock Exchange applicable to securities intermediaries (even though we are a Nasdaq-listed company). If you do not provide voting instructions, your shares will not be voted on any proposal considered a “non-routine” matter because brokers, banks and other nominees lack discretionary authority to vote uninstructed shares on non-routine matters. For the Annual Meeting, Proposals 1 and 3 are considered non-routine matters and, unless you provide voting instructions for those proposals, the organization that holds your shares will not be permitted to vote your shares on those proposals. On the other hand, the organization that holds your shares may use its discretion to vote uninstructed shares on matters consider to be “routine.”
We expect Proposal 2 (the Auditor Ratification Proposal), Proposal 4 (the Reverse Stock Split Proposal) and Proposal 5 (the Adjournment Proposal) to be considered “routine” matters under New York Stock Exchange rules. Accordingly, we expect the organization that holds your shares will have discretionary voting authority to vote your shares on those proposals even if that organization does not receive voting instructions from you. However, certain organizations may elect not to vote shares without an instruction from the beneficial holder even if they have discretionary authority to do so. We encourage you to provide voting instructions to the organization that holds your shares to ensure your shares will be voted at the Annual Meeting and in the manner you desire. A “broker non-vote”
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will occur if your the organization that holds your shares cannot vote your shares on a particular matter because it has not received instructions from you and does not have discretionary voting authority on that matter or because your the organization that holds your shares chooses not to vote on a matter for which it does have discretionary voting authority.
Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. If you are a stockholder of record, you may revoke your proxy and change your vote:

•During the Annual Meeting: By attending the Annual Meeting online and voting during the meeting as described above. Your attendance at the Annual Meeting will not automatically revoke your proxy unless you properly vote during the Annual Meeting or specifically request that your prior proxy be revoked by delivering a written notice of revocation that is received by our Secretary prior to the Annual Meeting. Any such notice is to be sent to our Secretary at 3655 Nobel Drive, Suite 260, San Diego, CA 92122.
•By Phone: By using the phone voting method described above, in which case only your latest telephone proxy received before the deadline for phone voting will be counted.
•By Internet: By using the online voting method described above, in which case only your latest Internet proxy received before the deadline for online voting will be counted.
•By Mail: By signing and returning a new proxy card dated as of a later date, in which case only your latest proxy card received prior to the Annual Meeting will be counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares held in street name, follow the instructions provided by the organization that holds your shares.
How many votes are required to approve each proposal?
Election of Directors
If a quorum is present at the Annual Meeting, the election of directors will be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. Accordingly, the two nominees receiving the most “FOR” votes from the holders of shares present during the meeting or represented by proxy and entitled to vote on the election of directors will be elected.
You may vote “FOR” or “WITHHOLD” authority to vote for each of the director nominees. If you “WITHHOLD” authority to vote with respect to one or more director nominees, your vote will have no effect on the election of such nominees. Broker non-votes will have no effect on the election of directors.
Other Proposals
With respect to each of Proposals 2, 3, 4 and 5, if a quorum is present at the Annual Meeting, each such proposal will be approved by our stockholders if a majority of the votes cast by the holders of all the shares of stock present or represented at the meeting and voting affirmatively or negatively on the applicable proposal are "FOR" the proposal. You may vote “FOR,” “AGAINST” or “ABSTAIN” from voting on any or all of these proposals. Abstentions and broker non-votes will have no effect on the outcome of these proposals. However, we expect each of Proposals 2, 4 and 5 to be considered a routine matter and brokers and other nominees may generally vote in their discretion on routine matters, and therefore broker non-votes are not expected on these proposals.
What is the quorum requirement?
A quorum is necessary to hold the Annual Meeting. A quorum will be present if the holders of a majority in voting power of the shares of our common stock outstanding and entitled to vote at the Annual Meeting are present during the Annual Meeting or represented by proxy.
Your shares will be counted for purposes of determining if there is quorum if you are entitled to vote and you are present during the Annual Meeting or you have properly voted by proxy online, by phone or by submitting a proxy card or voting instruction form by mail. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present.
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If a quorum is not present, we may propose to adjourn the Annual Meeting to solicit additional proxies and reconvene the Annual Meeting at a later date.
What does it mean if I receive more than one Notice of Internet Availability?
If you receive more than one Notice of Internet Availability, your shares may be registered in more than one name or held in different registered accounts. Please follow the voting instructions on each Notice of Internet Availability to ensure that all of your shares are voted.
Am I entitled to dissenters’ rights or appraisal rights?
No. Our stockholders are not entitled to dissenters’ rights or appraisal rights on any of the matters being submitted to stockholders at the Annual Meeting.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a current report on Form 8-K that we expect to file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. Our directors and employees may solicit proxies in person, by telephone, or by other means of communication. None of our directors or employees will be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks, dealers and other similar organizations for the cost of forwarding proxy materials to beneficial owners.
When are stockholder proposals and director nominations due for next year’s annual meeting?
Under our third amended and restated by-laws (our "by-laws"), to be considered for inclusion in our proxy materials for next year’s annual meeting, a stockholder must submit his, her or its proposal or director nomination in writing such that it is received by our Secretary at our principal executive offices not (a) later than the close of business on March 7, 2025, which is the 90th day prior to the first anniversary of this year’s annual meeting (the “Annual Meeting Anniversary Date”), or (b) earlier than February 6, 2025, which is the 120th day prior to the Annual Meeting Anniversary Date. Director nominations that a stockholder intends to present at next year’s annual meeting but does not intend to have included in our proxy materials, must be received in writing by our Secretary at our principal executive offices within the same time period stated above. However, if the date of next year’s annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from the Annual Meeting Anniversary Date, a stockholder’s notice must be received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the 10th day following the day on which public disclosure (as defined in our by-laws) of the date of such annual meeting is first made. In order for a stockholder to give timely notice of nominations for directors for inclusion on a universal proxy card in connection with next year's annual meeting, notice must be submitted by the same deadline as disclosed above under the advance notice provisions of our by-laws and must include the information in the notice required by our by-laws and by Rule 14a-19 of the Securities Exchange Act of 1934 (the "Exchange Act").
In order for a stockholder proposal to be included in our proxy materials for next year’s annual meeting under Rule 14a-8 of the Exchange Act, we must receive such proposal at our principal executive offices no later than December 27, 2024, which is 120 days before the anniversary of the date this Proxy Statement will be released to stockholders. However, if the date of next year's annual meeting is changed by more than 30 days from the date of this year's annual meeting, then the deadline will be a reasonable time before we begin to print and send our proxy materials.
Stockholders are also advised to review our by-laws, which contain additional requirements relating to stockholder proposals and director nominations, including who may submit them and what information must be included.
Our principal executive offices are currently located at 3655 Nobel Drive, Suite 260, San Diego, CA 92122.
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If a stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such stockholder proposal or nomination.

Householding of Proxy Materials
We have adopted an SEC-approved procedure called “householding.” This procedure potentially means extra convenience for stockholders and cost savings for companies. Under this procedure, we send only one copy of the Notice of Internet Availability, and if applicable, Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report, to stockholders of record who share the same address and last name, unless one of those stockholders notifies us that the stockholder would like a separate copy of such documents. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of the Notice of Internet Availability, and if applicable, Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report, from the other stockholder(s) sharing your address, please direct your written request to Daré Bioscience, Inc., Attention: Secretary, 3655 Nobel Drive, Suite 260, San Diego, California 92122 or contact us by phone at (858) 926-7655. We undertake to deliver promptly, upon any such oral or written request, a separate copy of the Notice of Internet Availability, and if applicable, Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report, to a stockholder at a shared address to which a single copy of these documents was delivered. Similarly, if stockholders of record sharing the same address are receiving multiple copies of the Notice of Internet Availability, or if applicable, Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report, and such stockholders would like a single copy to be delivered to them in the future, such stockholders may make such a request by contacting us by the means described above.
If you wish to update your participation in householding and you are a beneficial owner who holds shares in “street name” with a broker, bank or other nominee, you may contact your broker, bank, or other nominee or our mailing agent, Broadridge Investor Communications Solutions, at 1-866-540-7095.
BOARD OF DIRECTORS

Set forth below are the names, ages, board committee assignments, tenure, class, and certain biographical information of each of the members of our board of directors (“Board”) as of April 9, 2024. In accordance with our restated certificate of incorporation and by-laws, our Board is divided into three classes, with one class of directors standing for election each year, for a three-year term.

Name	Age	Committees	Director Since	Class**
Cheryl R. Blanchard, Ph.D. (1)	59	Compensation	November 2019	III
Jessica D. Grossman, M.D.	51	Audit, Nominating & Corporate Governance	April 2018	I
Susan L. Kelley, M.D.	69	Nominating & Corporate Governance*	October 2014	I
Sabrina Martucci Johnson	57	None	July 2017	III
Gregory W. Matz, CPA	64	Audit*, Nominating & Corporate Governance	September 2018	II
Sophia Ononye-Onyia, Ph.D.(1)	40	Nominating & Corporate Governance, Compensation	April 2021	I
William H. Rastetter, Ph.D.	76	Compensation*	January 2014***	II
Robin J. Steele, J.D., L.L.M.	68	Audit, Compensation	July 2017	II
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*	Committee chairperson
**	The term for Class I directors ends at our 2024 annual meeting of stockholders. The term for Class II and III directors ends at our annual meeting of our stockholders to be held in 2025 and 2026, respectively.
***	Dr. Rastetter has served as Chair of our Board since July 2019.
(1)	Dr. Ononye-Onyia will not stand for re-election at the 2024 annual meeting of stockholders. As previously reported, Drs. Blanchard and Ononye-Onyia will resign from our Board immediately prior to the Annual Meeting. The size of our Board will be reduced from eight to six members effective as of the Annual Meeting.
Cheryl R. Blanchard, Ph.D. Dr. Blanchard currently serves as President and Chief Executive Officer of Anika Therapeutics, Inc., a publicly traded biotech and medical devices company, a position she has held since April 2020, and before that she served as its Interim Chief Executive Officer since February 2020. From 2014 through November 2019, Dr. Blanchard served as President and Chief Executive Officer of Dare MB Inc., which we acquired in November 2019. From July 2018 to July 2019, Dr. Blanchard served as President and Chief Executive Officer of Keratin Biosciences, Inc., a privately-held biotechnology company created in July 2018 by the business combination of Dare MB Inc. and KeraNetics, LLC. From 2000 to 2012, Dr. Blanchard was an officer of Zimmer, Inc., a medical device company focused on musculoskeletal products, serving as Senior Vice President, Chief Scientific Officer, and general manager of Zimmer Biologics. Since 2012, Dr. Blanchard has also been a principal of Blanchard Consulting, LLC, which provides scientific, regulatory, and business strategy consulting services to medical device companies and private equity clients. Prior to Zimmer, Dr. Blanchard built and led the medical device practice at Southwest Research Institute while also serving as an adjunct professor at the University of Texas Health Science Center, both in San Antonio, Texas. Some of her work led to the creation of Keraplast Technologies, LLC. Dr. Blanchard also serves on the board of Vigil Neuroscience, Inc., a publicly traded biotech company focused on developing treatments for neurodegenerative diseases, as well as the board of Anika Therapeutics, Inc. She previously served on the board of directors of SeaSpine Holdings Corporation, from July 2015 to May 2019, and of Neuronetics, Inc., from February 2019 to June 2020. In 2015, Dr. Blanchard was elected to the National Academy of Engineering, among the highest professional distinctions accorded to an engineer. Dr. Blanchard received her Masters of Science and Ph.D. in Materials Science and Engineering from the University of Texas at Austin and her Bachelor of Science in Ceramic Engineering from Alfred University. Our Board believes that Dr. Blanchard is qualified to serve on our Board due to her extensive leadership experience with several life science companies, her experience with product development, and her experience as a director of life science companies.
Jessica D. Grossman, M.D. Dr. Grossman currently serves as the Chief Executive Officer of IgGenix, a company developing first-in-class therapies for people limited by food allergies and other severe allergic conditions. From 2015 to 2020, Dr. Grossman served as Chief Executive Officer of Medicines360. Medicines360 is a global non-profit women’s health pharmaceutical company that developed the FDA-approved contraceptive IUD LILETTA® (52-mg levonorgestrel-releasing intrauterine system). From 2011 to 2014, Dr. Grossman served on the board of directors of Medicines360, and from 2014 to 2018 she served as Chair of AlliancePartners360, a wholly owned subsidiary of Medicines360 that serves the non-profit, public benefit mission of Medicines360 of expanding access to medicines for women regardless of their socioeconomic status, insurance coverage, or geographic location. From 2013 to 2014, Dr. Grossman served as President and Founding Chief Executive Officer of Sense4Baby, Inc. Dr. Grossman served as a Medical Director at Ethicon Endo-Surgery, part of the Johnson & Johnson family of companies, from 2010 to 2013. From 2008 to 2010, Dr. Grossman was the Founder and Chief Executive Officer of JG Limited LLC, a consulting company providing services to medical technology companies and non-profit organizations in the areas of clinical and commercial strategy. From 2005 to 2008, Dr. Grossman was Founder and President of Gynesonics, an early stage medical device company focused on minimally invasive solutions for women’s health which developed the first intrauterine ultrasound-guided radiofrequency ablation device for fibroid tumors. Dr. Grossman holds numerous patents, has published several peer-reviewed articles and conducted research at the Beth Israel Deaconess Medical Center, one of the teaching hospitals of Harvard Medical School. Dr. Grossman received her M.D. from Thomas Jefferson University, Jefferson Medical College. Our Board believes that Dr. Grossman is qualified to serve on our Board due to her extensive experience in women’s health, her executive leadership experience with several life science companies, and her experience with product development and commercialization.
Susan L. Kelley, M.D. Dr. Kelley has been developing drugs in oncology and immunology for over 35 years. Dr. Kelley also serves as a member of the board of directors of Deciphera Pharmaceuticals, Inc., IDEAYA
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Biosciences, Inc. and A2 Biotherapeutics. From 2011 until its acquisition by Merck & Co. in 2020, Dr. Kelley served on the board of ArQule, Inc. and, from 2016 until its acquisition by Merck & Co. in 2019, she served on the board of Immune Design Corp. She was a director at VBL Therapeutics, Ltd. from 2018 until 2020. From 2008 to 2011, Dr. Kelley served as Chief Medical Officer of the Multiple Myeloma Research Consortium and its sister organization, the Multiple Myeloma Research Foundation. Previously, Dr. Kelley held positions at Bayer Healthcare Pharmaceuticals and Bayer-Schering Pharma, including Vice President, Global Clinical Development and Therapeutic Area Head—Oncology, where she led the Bayer team responsible for the development and worldwide regulatory approval of Nexavar® (sorafenib). Prior to joining Bayer, Dr. Kelley worked at Bristol-Myers Squibb in Oncology and Immunology drug development ultimately serving as Executive Director, Oncology Clinical Research, at the Bristol-Myers Squibb Pharmaceutical Research Institute. Dr. Kelley was a Fellow in Medical Oncology and Clinical Fellow in Medicine at Dana-Farber Cancer Institute, Harvard Medical School, and a Fellow in Medical Oncology and Pharmacology at Yale University School of Medicine. Dr. Kelley also serves as an Entrepreneur-in-Residence at the Yale University Office of Cooperative Research. Dr. Kelley received her M.D. from Duke University School of Medicine. Our Board believes that Dr. Kelley is qualified to serve on our Board due to her experience in life sciences and clinical development and her experience as a director of life sciences companies.
Sabrina Martucci Johnson. Ms. Johnson is a life sciences executive committed to advancing improvements in women’s healthcare. She has served as our Chief Executive Officer since July 2017, following the completion of the business combination transaction through which the private company that conducted the business we currently conduct, which we refer to as Private Daré, became a public company. She co-founded Private Daré in 2015 and served as its President and Chief Executive Officer since its inception until the completion of the foregoing transaction. From May 2015 to July 2017, Ms. Johnson served as the Chief Financial Officer of the California Institute for Biomedical Research (now part of The Scripps Research Institute), served as President of WomanCare Global Trading, a specialty pharmaceutical company in female reproductive healthcare with commercial product distribution in over 100 countries, from October of 2014 to May of 2015, and served as its Chief Financial Officer and Chief Operating Officer from July 2013 to October 2014. Ms. Johnson provided financial consulting services to the WomanCare Global family of companies, including the United Kingdom-based non-profit division, from November 2012 to July 2013. From 2002 until its sale in 2010, Ms. Johnson served as Chief Financial Officer of Cypress Bioscience, Inc., a publicly-traded pharmaceutical company, and in addition served as its Chief Operating Officer from 2008 until its sale in 2010. Ms. Johnson began her career in the biotechnology industry as a research scientist with Baxter Healthcare, Hyland Division, working on their recombinant factor VIII program, and later held marketing and sales positions with Advanced Tissue Sciences and Clonetics Corporation. Ms. Johnson currently serves on the boards of ATAI Life Sciences, a publicly-traded clinical-stage biopharmaceutical company aiming to transform the treatment of mental health disorders; BIOCOM, as Chair Elect; and the Clearity Foundation, as past board chair. Additionally. Ms. Johnson serves on the Board of Advisors of Tulane University School of Science & Engineering, and on the audit committee of Project Concern International. Ms. Johnson is also past co-president of Women Give San Diego, which funds non-profit organizations serving women and girls in San Diego, and formerly served on the board of Planned Parenthood of the Pacific Southwest, Athena San Diego, and formerly served as the Chair of the University of California San Diego (UCSD) Librarian's Advisory Board. Ms. Johnson was formerly on the board of directors of Aethlon Medical, Inc., a publicly-traded company developing immunotherapeutic technologies to combat infectious disease and cancer. Ms. Johnson has a Masters of International Management degree with honors from the American Graduate School of International Management (Thunderbird), a MSc. in Biochemical Engineering from the University of London, University College London and a BSc. in Biomedical Engineering from Tulane University, where she graduated magna cum laude. Our Board believes that Ms. Johnson is qualified to serve as our Chief Executive Officer and as a member of our Board due to her leadership experience in life sciences, women’s reproductive healthcare, development and commercial distribution of healthcare products, capital raises, and her experience as an officer in life sciences and women’s reproductive healthcare non-profit and for-profit companies, including publicly traded companies.
Gregory W. Matz, CPA. Mr. Matz currently serves on the board of One Stop Systems, Inc., a publicly-traded company focused on high-performance edge computing. Mr. Matz retired as the Senior Vice President and Chief Financial Officer for The Cooper Companies in November 2016. Additionally, he served as the company’s Chief Risk Officer. The Cooper Companies is a publicly traded, global medical device company that operates through two business units, CooperVision and CooperSurgical. He previously was the Vice President and Chief Financial Officer for CooperVision from May 2010 to December 2011. Prior to joining the company Mr. Matz held key management roles in finance and marketing at Agilent Technologies and Hewlett Packard. He began his career at KPMG and is a CPA with an active certification. Mr. Matz graduated from the University of San Francisco with a Bachelor of Science in Business and the University of Pennsylvania, The Wharton School’s Advanced Management Program. Mr. Matz is also a National Association of Corporate Directors (NACD) Board Leadership Fellow and has
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earned the NACD Directorship Certification credential. In addition, Mr. Matz achieved the NACD/Carnegie Mellon University CERT Certification in Cybersecurity Oversight. Our Board believes Mr. Matz’s experience as a chief financial officer and chief risk officer of a company within the women’s health industry and his corporate experience and skills in financial functions, including planning, reporting, and audit, in risk management, in managing internal growth and in capital markets and corporate strategy qualifies him to serve as a member of our Board and to fill the important role of “audit committee financial expert.”
Sophia Ononye-Onyia, Ph.D., M.P.H., M.B.A. Dr. Ononye-Onyia is the Chief Executive Officer of The Sophia Consulting Firm, which she founded in December 2017 and fully operationalized in June 2019. Her consultancy provides strategic marketing, social media and corporate communications consulting services to pharmaceutical, biotech and health tech companies. Dr. Ononye-Onyia is also the creator, host and producer of the Amplifying Scientific Innovation Video Podcast, which provides a platform for senior executives in the biotech and pharmaceutical industries to share their perspectives on the pharmaceutical industry on critical issues such as health equity, inclusion and diversity. From May 2017 to May 2019, Dr. Ononye-Onyia served in senior leadership roles culminating in an Executive Vice President, Managing Director role at Rx Medical Dynamics LLC (a/k/a RxMD), a firm that provides integrated medical affairs and public affairs consulting services to biopharmaceutical companies, where she managed client relationships, oversaw operations management and new business development, and provided strategy consulting services related to commercial preparedness for global biopharmaceutical companies across various therapeutic areas including women’s health. From January 2017 to April 2017, she served as an independent consultant providing advisory services to biotechnology companies in the areas of research and development, corporate strategy, corporate communications and investor relations. From September 2016 to December 2016, Dr. Ononye-Onyia was Head of Corporate Communications of OncoSec Medical Inc., a biotechnology company focused on cytokine-based intratumoral cancer immunotherapies, and, from February 2016 to August 2016, she served as Director of Healthcare & Life Sciences Practice of The Beacon Group, a growth strategy consulting firm serving companies in the Fortune 500. Dr. Ononye-Onyia was recently selected to join the inaugural class of the EY Entrepreneurs Access Network. She is on the Advisory Council of the Dell Women's Entrepreneur Network and is the President of the New York Chapter Board of Directors for the Healthcare Businesswomen’s Association. Dr. Ononye-Onyia is an Editorial Advisory Board Member for Cell & Gene, member of the Entrepreneur Leadership Network and contributor for several leading outlets inclusive of Inc. Magazine and MIT Technology Review. Dr. Ononye-Onyia also serves as an Entrepreneur-in-Residence at the Yale University Office of Cooperative Research and recently received a Tradition of Excellence Award from the University of Connecticut School of Pharmacy. Dr. Ononye-Onyia earned her Ph.D. in Pharmaceutical Science with a specialization in Medicinal and Natural Product Chemistry from the University of Connecticut and completed her postdoctoral training in medical oncology research at the Yale University School of Medicine. She also has an M.B.A. with a specialization in Health Care Management and an Advanced Business Certificate in Health Care Finance and Insurance from the University of Connecticut, a Masters in Public Health (MPH) from Bowling Green State University and the University of Toledo, and a B.S. Honors in Chemistry, with a specialization in Biochemistry, from Bowling Green State University. Dr. Ononye-Onyia earned the National Association of Corporate Directors (NACD) Directorship Certification credential in 2022. Our Board believes that Dr. Ononye-Onyia is qualified to serve on our Board due to her multidisciplinary background and education (Ph.D., M.P.H., M.B.A.), diverse therapeutic area experience including women’s health, and strategic marketing and communications experience in the emerging and established biopharmaceutical and healthcare markets.
William H. Rastetter, Ph.D. Dr. Rastetter has served as Chair of our Board since July 2019. He also currently serves as Chairman of the board of directors of Neurocrine Biosciences, Inc. and of Fate Therapeutics, Inc., as a member of the board of directors of Regulus Therapeutics, Inc., and of Iambic, Inc., a private company using AI to design and develop medicinal agents. Dr. Rastetter serves as an advisor to the venture capital firm, Illumina Ventures. Dr. Rastetter is co-founder and Chairman of the non-profit, San Diego Squared, that focuses on preparing students from underserved communities for careers in STEM. Dr. Rastetter co-founded Receptos, Inc., a biopharmaceutical company, where he previously held the roles of Acting Chief Executive Officer from 2009 to 2010, and Director and Chairman of the board of directors from 2009 to 2015. Dr. Rastetter served on the board of Illumina, Inc., a leading public genomic technology company, from 1998 until January 2016, and as Chairman from 2005 to 2016. Dr. Rastetter served as a founding director of Grail, Inc. (2016) and as its interim CEO and Chairman (2017-2018), and continued as a director until its acquisition by Illumina, Inc. in 2021. Dr. Rastetter was a Partner at the venture capital firm of Venrock Associates from 2006 to 2013. Prior to his tenure with Venrock, Dr. Rastetter was Executive Chairman of Biogen Idec Inc. and was previously Chairman and Chief Executive Officer of Idec Pharmaceuticals. Prior to Idec, he was Director of Corporate Ventures at Genentech, Inc. Dr. Rastetter held various faculty positions at the Massachusetts Institute of Technology and Harvard University and is an Alfred P. Sloan Fellow. Dr. Rastetter holds a S.B. from the Massachusetts Institute of Technology and received his M.A. and Ph.D.
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from Harvard University. Our Board believes that Dr. Rastetter is qualified to serve on our Board due to his extensive experience in the biotechnology industry, his broad leadership experience with several public and private biotechnology companies, and his experience with financial matters.
Robin J. Steele, J.D., LL.M. Ms. Steele has worked as an executive and board member in the life sciences industry for over 30 years. She also currently serves on the boards of directors of Coagulant Therapeutics, Inc., Nacuity Pharmaceuticals, Inc., and Ocuterra Therapeutics, Inc. She served as Senior Vice President, General Counsel and Secretary of InterMune, Inc., a publicly-traded biopharmaceutical company, from 2004 to 2014. From 1998 to 2003, Ms. Steele served as Vice President of Legal Affairs for Elan Pharmaceuticals, a publicly traded pharmaceutical company. Ms. Steele received a B.A. from the University of Colorado, a J.D. from the University of California, Hastings College of the Law, and an LL.M. in Taxation from New York University School of Law. Ms. Steele earned the National Association of Corporate Directors (NACD) Directorship Certification credential in 2021. Our Board believes that Ms. Steele is qualified to serve on our Board due to her expertise in legal matters and corporate governance, her prior experience as general counsel of a public company and her involvement as a board member and advisor for a number of private life science companies.
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CORPORATE GOVERNANCE

Role of the Board of Directors
Our Board oversees and provides guidance for our business and affairs, and oversees our risk management process. Our Board also oversees the development of our strategy and business planning process and management’s implementation of them and oversees management.
Board Leadership Structure
The positions of Chair of our Board and Chief Executive Officer are separated. The Chair of our Board has authority, among other things, to call and preside over Board meetings, to set meeting agendas and to determine materials to be distributed to our directors. The Chair has substantial ability to shape the work of our Board. We believe that separation of the positions of chair and chief executive officer reinforces the independence of our Board in its oversight of our business and affairs. In addition, we believe that separation of the positions of chair and chief executive officer creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of our Board to monitor whether management’s actions are in our best interests and in the best interests of our stockholders. As a result, we believe that having the positions of chair and chief executive officer separated can enhance the effectiveness of our Board as a whole.
In addition, we have a separate chair for each committee of our Board. The chair of each committee is expected to report to our Board from time to time, or whenever so requested by our Board, on the activities of the committee he or she chairs in fulfilling its responsibilities as detailed in the committee's charter or specify any shortcomings should that be the case.
Board Diversity
Our Board is committed to fostering a diversity of backgrounds and perspectives so that our Board positions our company for the future. The members of our Board represent a mix of ages, genders, races, ethnicities, geographies, cultures, and other perspectives that we believe expand our Board’s understanding of the needs and viewpoints of our partners, employees, stockholders, and other stakeholders. The matrix below provides certain information regarding the composition of our Board. Each of the categories listed in the below table has the meaning as it is used in Nasdaq Rule 5605(f).

Board Diversity Matrix (As of April 8, 2024)
	Female	Male
Part I: Gender Identity
Directors	6	2
Part II: Demographic Background
African American or Black	1	0
White	5	2
Director Independence
As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Our Board consults with our legal counsel to ensure that its determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in Nasdaq listing standards, as in effect from time to time. Consistent with these considerations, after review of all relevant identified transactions or relationships between each of our directors, or any of his or her family members, and the Company, its senior management and its independent auditors, our Board affirmatively determined that all of our directors, except Ms. Johnson who is not considered independent because she is one of our executive officers, are independent directors as defined by Rule 5605(a)(2) of the Nasdaq Listing Rules.
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Board Committees
Our Board has a standing audit, compensation, and nominating and corporate governance committee comprised of the directors identified in the table below. Our Board has determined that all committee members are independent under applicable Nasdaq and SEC rules for committee memberships. Each committee operates under a written charter adopted by our Board that sets out its role and responsibilities, a copy of which is available on our website at www.darebioscience.com. Information contained on the website is not incorporated by reference in, or considered part of, this Proxy Statement.

Director	Audit	Compensation	Nominating & Corporate Governance
Cheryl R. Blanchard, Ph.D.		M
Jessica D. Grossman, M.D.	M		M
Susan L. Kelley, M.D.			C
Sabrina Martucci Johnson
Gregory W. Matz, CPA	C		M
Sophia Ononye-Onyia, Ph.D.		M	M
William H. Rastetter, Ph.D.		C
Robin J. Steele, J.D., L.L.M.	M	M
C = chairperson; M = member

In addition to the standing committees described above, our Board also has a strategic and pricing committee. Our Board may from time to time delegate and empower the strategic and pricing committee to act on behalf of our Board, except as to matters that by law or our bylaws may not be delegated to a committee of the board of directors of a Delaware corporation, as needed between Board meetings when an accelerated process of Board oversight is necessary or appropriate. When our Board delegates and empowers the strategic and pricing committee to act, the committee meets as necessary, and all of its actions are reported to our Board. The current members of the strategic and pricing committee are Dr. Kelley, Mr. Matz (who serves as chair), Ms. Johnson and Ms. Steele. All other members of our Board are provided notice of the meetings of the strategic and pricing committee and are invited to attend. The strategic and pricing committee met 13 times during 2023.
Board Oversight of Risk
One of the key functions of our Board is informed oversight of our risk management process. Our Board does not have a standing risk management committee, but rather administers this oversight function directly through our Board, as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, and our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements and reviews our information technology and data security policies and practices, and assesses cybersecurity related risks. Please refer to Item 1C. "Cybersecurity" of Part I of our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on March 28, 2024 for further information regarding how our Board administers its cybersecurity risk oversight function and the Audit Committee's role in assisting our Board with such oversight, including its responsibility for overseeing our policies, practices and assessments with respect to cybersecurity. The Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance practices, including oversight of processes and procedures designed to prevent illegal or improper conduct. The Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.
Meetings of the Board and its Committees
During 2023, our Board met 17 times, the Audit Committee met nine times, the Compensation Committee met four times, and the Nominating & Corporate Governance Committee met four times.
All directors attended at least 75% of the aggregate number of meetings of the Board and of the committees on which they served during 2023.
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Director Orientation and Continuing Education
Newly elected directors participate in an orientation program designed to help ensure that they have the tools, resources and knowledge to fulfill their duties. Our director orientation program is designed to familiarize newly elected directors with our business, strategy, operations and culture, among other areas, including by providing opportunities for them to meet with members of our management team and other key leaders to gain a deeper understanding of our business and operations. Our director orientation program is also designed to assist newly elected directors in developing the skills and knowledge required to serve on our Board and any assigned Board committees, including through attending outside director education programs sponsored by professional associates as appropriate.
To facilitate the continued educational development of our directors, our Board regularly meets with management and is given periodic presentations throughout the year on our business and recent business developments. Directors regularly engage, formally and informally, with other directors and our management and other key leaders to share ideas, build stronger working relationships, gain broader perspectives and strengthen their working knowledge of our business and strategies. In addition, on an annual basis an external expert meets with the Nominating & Corporate Governance Committee to discuss best practices and new developments relating to corporate governance and the operation of public company boards. Our directors also attend outside director continuing education programs sponsored by educational and other institutions to assist them in staying abreast of developments in corporate governance and critical issues relating to the operation of public company boards.
Board and Committee Evaluations
Our Board is committed to continuous corporate governance improvement, and Board and committee self-evaluations play an important role in ensuring the overall effectiveness of our Board and its committees. Our Board and each of the Audit Committee, Compensation Committee, and Nominating & Corporate Governance Committee perform an annual self-evaluation to assess their performance and effectiveness and to identify opportunities to improve. The Nominating & Corporate Governance Committee oversees the Board annual self-evaluation process, reviews and analyzes the results of the self-evaluation with our outside corporate counsel, and presents the results to our Board for discussion, including as to whether changes to our Board’s processes, procedures, composition or Committee structure should be considered. As appropriate, the self-evaluations result in enhancements or changes to our practices as well as commitments to continue existing practices that our directors believe contribute positively to the effective functioning of our Board and its committees.
Additional Policies and Practices
Equity Award Grants
We have an Annual Equity Award Granting Policy that sets forth the process and timing for us to follow when we grant annual equity awards to our employees, including our executive officers, pursuant to our equity compensation plans. Under the policy, annual equity awards granted to existing employees must be approved by our Board or the Compensation Committee and will generally be granted, if at all, on the date our Board approves the annual stock option award to our Chief Executive Officer, or if our Board determines not to grant such award, on the date our Board makes such determination, which generally occurs at the first regularly scheduled meeting of our Board each fiscal year. In addition, any such annual grants are typically considered and approved at a meeting of our Board or the Compensation Committee.
In addition, the exercise price of all stock options, which is the only type of equity award we have granted, will be at least equal to the closing market price of a share of our common stock on the effective date of grant.
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Executive Succession Planning
Our Board recognizes the importance of effective executive leadership to our success and reviews executive succession planning at least annually. As part of this process, our Board reviews and discusses the capabilities of our executive management, as well as succession planning and potential successors for our Chief Executive Officer and our other executive officers. The process includes consideration of organizational and operational needs, competitive challenges, leadership/management potential and development and emergency situations.
Hedging and Other Prohibitions
Because we believe it is generally improper and inappropriate for our personnel to engage in short-term or speculative transactions involving our securities, our insider trading policy prohibits our personnel, including our directors, officers, employees and consultants, from engaging in any of the following activities, except in limited circumstances with prior approval of the policy administrator:
•trading in our securities on a short-term basis (any shares of our common stock purchased in the open market must be held for a minimum of six months and ideally longer);
•short sales of our securities;
•use of our securities to secure a margin or other loan;
•transactions in straddles, collars or other similar risk reduction or hedging devices; and
•transactions in publicly-traded options relating to our securities.
In addition to our personnel, their related persons, which includes their immediate family members residing with them, others living in their household, family members who do not reside with them but whose transactions in our securities are directed by them or are subject to their influence or control, and any entities they influence or control, are also subject to the foregoing policy.
As of the date of this Proxy Statement, none of our personnel (and none of their related persons) has sought or obtained approval from the administrator of our insider trading policy to engage in any of the activities described above.
Clawback Policy
The SEC adopted final rules implementing the incentive-based compensation recovery provisions of the Dodd-Frank Act, and Nasdaq adopted listing standards consistent with the SEC rules. In compliance with those standards, we adopted a policy on recovery of erroneously awarded compensation, or “clawback” policy, which applies to our executive officers and any other key employees designed by the Compensation Committee. Under the policy, if we are required to prepare an accounting restatement of our financial statements due to our material noncompliance with any financial reporting requirement under U.S. securities laws, we will determine, with respect to each person subject to the policy, the amount of any incentive-based compensation received by such person during the applicable “look-back period” (which generally means the three completed fiscal years immediately preceding the date on which our board of directors concludes that we are required to prepare an Accounting restatement) that exceeds the amount of the incentive-based compensation that would have been received by such person had the amount of such incentive-based compensation been calculated based on the restated amounts, irrespective of any fault, misconduct or responsibility for the accounting restatement, and thereafter we will reasonably promptly recover such amount of erroneously awarded compensation, subject to limited exceptions as permitted by Nasdaq rules. The incentive-based compensation covered by the policy includes all compensation granted, earned or vested based wholly or in part upon the attainment of a financial reporting measure (which is generally defined as any measure that is determined and presented in accordance with the accounting principles used in preparing our financial statements, and any measure that is derived wholly or in part from such measure).
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Compensation Committee
The Compensation Committee’s responsibilities include reviewing, approving and making recommendations regarding our compensation policies, practices and procedures to ensure that legal and fiduciary responsibilities of our Board are carried out and that such policies, practices and procedures contribute to our success. The Compensation Committee also administers our clawback policy, our Amended and Restated 2014 Stock Incentive Plan and our 2022 Stock Incentive Plan.
The Compensation Committee has adopted processes and procedures for the consideration and determination of executive and director compensation designed to increase stockholder value, reward executive officers for their contribution to achievement of business objectives, and provide competitive compensation that will attract and retain qualified executives and directors. For further information regarding our non-employee director and executive compensation policies and programs, see "Director Compensation," and "Executive Compensation," below.
The Compensation Committee may delegate authority to one or more subcommittees of the Compensation Committee, each subcommittee to consist of at least two members of the Committee. Any such subcommittee, to the extent permitted by the Compensation Committee and to the extent not limited by applicable law, may exercise all the powers and authority of the Compensation Committee.
The Compensation Committee has the authority to directly retain the services of independent consultants and other experts to assist in fulfilling its responsibilities. The Compensation Committee has engaged the services of Aon's Human Capital Solutions practice, a division of Aon plc ("Aon"), a national executive compensation consulting firm, to review and provide recommendations concerning all of the components of our executive compensation program. Aon performs services solely on behalf of the Compensation Committee and has no relationship with the Company or management except as it may relate to performing such services. Aon assists the Compensation Committee in defining our peer group of companies for executive compensation and practices and in benchmarking our executive compensation program each year. Aon also assists the Compensation Committee in benchmarking our director compensation program and practices against those of our peer group of companies. The Compensation Committee has assessed the independence of Aon pursuant to SEC rules and the corporate governance rules of Nasdaq and concluded that Aon was independent and that the engagement of Aon raised no conflict of interest under applicable SEC and Nasdaq rules.
Nominating and Corporate Governance Committee
The responsibilities of the Nominating and Corporate Governance Committee (“Nominating Committee”) include:

•evaluating and making recommendations to our Board as to the composition, organization and governance of our Board and its committees,
•evaluating and making recommendations as to director candidates,
•evaluating current Board members’ performance,
•overseeing the process for Chief Executive Officer and other executive officer succession planning, and
•developing and recommending governance guidelines for the Company.
Audit Committee
Information regarding the Audit Committee including the functions it performs, its membership, and the number of meetings it held during the fiscal year is set forth in the section titled, "Audit Committee Report," below.
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 Director Nominees
The Nominating Committee seeks to assemble a board of directors that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct our business. To that end, the Nominating Committee evaluates nominees in the broader context of our Board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Nominating Committee views as critical to effective functioning of our Board. The biographies of our directors in the section entitled "Board of Directors," above, include information, as of the date of this Proxy Statement, regarding the specific and particular experience, qualifications, attributes or skills of each director that led the Nominating Committee to believe that that individual should serve on our Board, however, each of the members of the Nominating Committee may have a variety of reasons why he or she believes it is appropriate for a particular individual to serve on our Board, and these views may differ from the views of other members.
Our Nominating Committee considers director candidates recommended by stockholders as well as from other sources including, without limitation, our directors and officers and third party search firms. Once a candidate is identified, the Nominating Committee will evaluate their qualifications in accordance with our Nominating Committee Policy Regarding Qualifications of Directors appended to our Nominating Committee’s written charter. Threshold criteria include personal integrity and sound judgment, business and professional skills and experience, independence, knowledge of our industry, the absence of possible conflicts of interest, diversity, the extent to which the candidate would fill a present need on our Board, and concern for the long-term interests of our stockholders. The Nominating Committee has not adopted a formal diversity policy in connection with the consideration of director nominations or the selection of nominees. However, the Nominating Committee will consider issues of diversity among its members in identifying and considering director nominees, and strives where appropriate to achieve a diverse balance of backgrounds, perspectives, experience, age, gender, ethnicity and country of citizenship on our Board and its committees.
If a stockholder wishes to propose a candidate for consideration as a nominee for election to our Board, it must follow the procedures described in our by-laws, including the advance notice procedures therein. For information regarding the advance notice procedures, please see “Questions and Answers About the Annual Meeting and Voting—When are stockholder proposals and director nominations due for next year’s annual meeting?” above. We have not received director candidate recommendations from a stockholder and do not have a formal policy regarding consideration of such recommendations. However, any recommendations received from stockholders will be evaluated in the same manner that individuals recommended by our directors or officers or other parties are evaluated. Accordingly, our Board does not believe a formal policy regarding consideration of stockholder director nomination recommendations is necessary. Any such recommendations should be made in writing to the Nominating Committee, care of our Secretary at our principal executive office and must include the information required by our by-laws with respect to stockholder director nominations, including information regarding the nominee and stockholder, or beneficial owner, on whose behalf the nomination is made.
There have been no material changes to the procedures by which stockholders may recommend nominees to our Board since such procedures were last described in our definitive proxy statement filed with the SEC on April 27, 2023.
Attendance of Directors at Annual Meetings of Stockholders
We expect all of our directors to attend the Annual Meeting. Our Board has adopted a policy under which each director makes every effort to, but is not required to, attend each annual meeting of our stockholders. All of our directors attended last year's annual meeting of stockholders.
Stockholder Communications with the Board
Our Board has adopted a formal process by which stockholders may communicate with our Board or any of its members. Stockholders who wish to communicate with our Board may do so by sending written communications addressed to the Secretary of Daré Bioscience, Inc., 3655 Nobel Drive, Suite 260, San Diego, CA 92122. These communications will be reviewed by the Secretary, who will determine whether the communication is appropriate for presentation to our Board or the relevant director. The purpose of this screening is to avoid having our Board consider irrelevant or inappropriate communications (such as advertisements, solicitations and hostile communications).
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Family Relationships; Arrangements; Legal Proceedings
There are no family relationships among any of our directors and executive officers. There are no arrangements or understandings with another person under which any of our directors or officers was or is to be selected as a director or executive officer. Additionally, none of our directors or executive officers is involved in any legal proceeding that requires disclosure under Item 401(f) of Regulation S-K.
Code of Conduct and Ethics
We have adopted a Corporate Code of Conduct and Ethics and Whistleblower Policy that applies to all members of our Board and all our employees, including our Chief Executive Officer and Chief Accounting Officer. We will provide any person, without charge, a copy of our Corporate Code of Conduct and Ethics and Whistleblower Policy upon written request to Investor Relations, Daré Bioscience, Inc., 3655 Nobel Drive, Suite 260, San Diego, California 92122. We also post on our website a copy of our Corporate Code of Conduct and Ethics and Whistleblower Policy at www.darebioscience.com. Information contained on the website is not incorporated by reference in, or considered part of, this Proxy Statement. We intend to disclose any changes in our Corporate Code of Conduct and Ethics and Whistleblower Policy or waivers from it that apply to our principal executive officer, principal financial officer, or principal accounting officer by posting such information on the same website or by filing with the SEC a Current Report on Form 8-K, in each case if such disclosure is required by SEC or Nasdaq rules.
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EXECUTIVE OFFICERS

Set forth below are the names, ages, offices held, tenure, and certain biographical information of each of our executive officers as of April 9, 2024.

Name	Age	Offices	Executive Officer Since
Sabrina Martucci Johnson	57	Chief Executive Officer, President, Secretary and Director	July 2017
MarDee Haring-Layton	48	Chief Accounting Officer	January 2024
Ms. Johnson’s biographical information is included above with those of the other members of our Board.
MarDee Haring-Layton. Ms. Haring-Layton joined Daré in January 2018 and has served as our Chief Accounting Officer since January 2024 where she is responsible for oversight of accounting and finance, including our financial and SEC reporting and internal controls. From October 2018 until January 2024, Ms. Haring-Layton served as our Vice President of Accounting & Finance. From 2010 until 2017, Ms. Haring-Layton served as Chief Financial Officer of e.Digital Corporation, a publicly traded IP licensing and development company. Earlier in her career, Ms. Haring-Layton held corporate accounting positions at public companies and provided consulting services for several biotechnology companies. She began her career with Deloitte, LLP. Ms. Haring-Layton has a Bachelor of Science in Business Administration (Accounting) from San Diego State University.
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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth certain information, as of April 09, 2024, regarding the beneficial ownership of our common stock for (1) each person known by us to be the beneficial owner of more than 5% of our common stock, (2) each of our directors, (3) each of our named executive officers and (4) all of our current directors and executive officers as a group.
We have determined beneficial ownership in accordance with applicable SEC rules, and the information reflected in the table below is not necessarily indicative of beneficial ownership for any other purpose. Under applicable SEC rules, beneficial ownership includes any shares of common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days after the date set forth in the paragraph above through the exercise of any option, warrant or right or through the conversion of any convertible security. Unless otherwise indicated in the footnotes to the table below and subject to community property laws where applicable, we believe, based on the information furnished to us and on SEC filings, that each of the persons named in table below has sole voting and investment power with respect to the shares indicated as beneficially owned.
The information set forth in the table below is based on 100,581,900 shares of our common stock issued and outstanding on April 9, 2024. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options, warrants, rights or other convertible securities held by that person that are currently exercisable or will be exercisable within 60 days after such date. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Except as otherwise noted, the address for each person listed in the table below is c/o Daré Bioscience, Inc., 3655 Nobel Drive, Suite 260, San Diego, California, 92122.

Name	Number of Shares Beneficially Owned	Percentage Beneficially Owned
5% Stockholders
None
Named Executive Officers and Directors
Sabrina Martucci Johnson (1)	2,703,440	2.6%
Lisa Walters-Hoffert (2)	1,027,594	1.0%
John Fair (3)	607,291	*
Cheryl R. Blanchard, Ph.D. (4)	135,500	*
Jessica D. Grossman, M.D. (5)	158,000	*
Susan L. Kelley, M.D. (6)	165,300	*
Gregory W. Matz (7)	158,500	*
Sophia Ononye-Onyia (8)	83,000	*
William H. Rastetter, Ph.D. (9)	174,225	*
Robin J. Steele (10)	406,371	*

All directors and executive officers as a group (9 persons) (11)	4,184,418	4.0%

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*	Less than 1%
(1)
Includes 1,741,378 shares of common stock issuable upon exercise of stock options. The outstanding shares are held by The Vincent S. Johnson and Sabrina M. Johnson Family Trust dated February 14, 2005. Ms. Johnson is the co-trustee of such trust and has shared investment and dispositive power over such shares.

(2)
Ms. Walters-Hoffert was our former Chief Financial Officer. She resigned from that position effective January 26, 2024. The number of shares shown as beneficially owned by Ms. Walters-Hoffert includes 584,082 shares of common stock issuable upon exercise of stock options. The outstanding shares are held by The Lisa Walters-Hoffert Survivor’s Trust dated October 31, 2002. Ms. Walters-Hoffert is the trustee of such trust and has sole investment and dispositive power over such shares. On January 26, 2024, Ms. Walters-Hoffert retired from all positions with the Company.

(3)
Mr. Fair was our former Chief Commercial Officer. He resigned from that position effective April 1, 2024. The number of shares shown as beneficially owned by Mr. Fair consists of 607,291 shares of common stock issuable upon exercise of stock options.

(4)	Consists of 135,500 shares of common stock issuable upon exercise of stock options.
(5)	Consists of 158,000 shares of common stock issuable upon exercise of stock options.
(6)	Consists of 165,300 shares of common stock issuable upon exercise of stock options.
(7)
Includes 158,000 shares of common stock issuable upon exercise of stock options. The outstanding shares are held by the Matz Trust Dated December 20, 1999. Mr. Matz is the co-trustee of such trust and has shared investment and dispositive power over such shares.

(8)	Consists of 83,000 shares of common stock issuable upon exercise of stock options.
(9)
Includes 163,922 shares of common stock issuable upon exercise of stock options. The outstanding shares are held by William and Marisa Rastetter Trustees of the Rastetter Family Trust U/A Dated 09/02/2010. Dr. Rastetter is the co-trustee of such trust and has shared investment and dispositive power over such shares.

(10)
Includes 160,200 shares of common stock issuable upon exercise of stock options. The outstanding shares are held by the Robin J. Steele Trust DTD 1/30/2015. Ms. Steele is the trustee of such trust and has sole investment and dispositive power over such shares.

(11)
Includes 2,965,382 shares of common stock issuable upon exercise of stock options. The members of this group are our two current executive officers (Ms. Johnson and Ms. Haring-Layton) and our seven non-employee directors (Drs. Blanchard, Grossman, Kelley, Ononye-Onyia, and Rastetter, Mr. Matz, and Ms. Steele).

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Transactions
Except as set forth below, there has not been any transaction since January 1, 2022, nor is there any currently proposed, that requires disclosure Item 404 of Regulation S-K.
In October 2021, we hired the daughter of our Chief Executive Officer as our Project Manager, and before she joined us as an employee, she provided consulting services to us since 2020. Our Chief Executive Officer does not directly supervise or evaluate the performance of her daughter, and the employment relationship we have with her daughter is periodically evaluated by our Audit Committee for, among other purposes, conflicts of interest purposes. We currently pay the daughter of our Chief Executive Officer an annual salary of $120,000, and she was granted a stock option to purchase (a) 5,583 shares of our common stock in 2022, (b) 18,600 shares of our common stock in 2023 and (c) 18,600 shares of our common stock in 2024. The amount of her salary and the stock option grants are consistent with that paid to and granted to similarly situated employees, and her compensation terms are established directly with her, independent of any relationship she has with our Chief Executive Officer. She also receives other employee benefits on the same basis as similarly situated employees.
Company Policy Regarding Related Party Transactions
Pursuant to its charter, the Audit Committee of our Board has the responsibility to review, approve and oversee any transaction between the Company and a related person (as defined in Item 404 of Regulation S-K) and to develop policies and procedures for Audit Committee’s approval of such transactions. The Audit Committee reviewed, approved and oversees the employment relationship we have with the daughter of our Chief Executive Officer described above.
Indemnification Agreements
As permitted under Delaware law, we have entered into indemnification agreements with our officers and directors that provide that we will indemnify the directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by such director or officer in any action or proceeding arising out of their service as a director and/or officer. The term of the indemnification is for the officer’s or director’s lifetime.

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EXECUTIVE COMPENSATION

Overview
The Compensation Committee of our Board assists in discharging our Board's responsibilities regarding the compensation of our executive officers and of our Board members. The Compensation Committee is currently comprised of four non-employee members of our Board, Cheryl R. Blanchard, Ph.D., Sophia Ononye-Onyia, Ph.D., M.P.H., M.B.A., William H. Rastetter, Ph.D. and Robin J. Steele, J.D., L.L.M.
Our executive compensation program is intended to attract and retain qualified executive officers and to align their interests with those of our stockholders by incentivizing and rewarding achievement of business objectives that our Board and the Compensation Committee believe will enhance company value and by promoting commitment to long-term success. As a biopharmaceutical company, these objectives are accomplished primarily by positioning us to successfully execute our product development and regulatory approval efforts and to translate those efforts, over time, into greater value for our stockholders through revenue and income from commercialization of, or strategic collaborations with collaborators for, our products and product candidates.
Our executive compensation program primarily consists of (1) base salary, (2) annual performance-based incentive compensation, and (3) long-term equity incentive compensation exclusively in the form of stock options with the goal of aligning the long-term interests of executive officers with those of our stockholders and otherwise encouraging the achievement of superior results over an extended time period.
Compensation Determination Process
In the early part of each year, the Compensation Committee deliberates and makes decisions regarding the components of our executive compensation program for that year, as well as performance-based compensation payouts for the prior fiscal year. In setting compensation for our executive officers, the Compensation Committee solicits input from our Chief Executive Officer. Our Chief Executive Officer recommends to the Compensation Committee the proposed base salary and target annual performance-based incentive compensation for our executive officers and other employees, other than herself, for the new year. She also provides to the Compensation Committee management's assessment of the level of achievement of the performance goals for the prior fiscal year. The Compensation Committee is responsible for determining the compensation of our executive officers (other than for our Chief Executive Officer) or recommending the same to our Board for its approval. The Compensation Committee recommends to our Board the compensation for our Chief Executive Officer, and our Board is solely responsible for determining the compensation of our Chief Executive Officer. None of our executive officers, including our Chief Executive Officer, are present during discussions of their respective compensation packages nor do they participate in approving any portion of their own or other executive officer compensation packages.
The Compensation Committee considers a variety of factors, which may vary from year to year, to set the compensation of our executive officers at levels that the Compensation Committee considers to be competitive and appropriate for each executive, based on the Compensation Committee’s professional experience and judgment. Such factors include:
•Market data provided by the independent compensation consultant to the Compensation Committee
•The recommendations of our Chief Executive Officer (other than for herself), based on her direct knowledge of employee performance and her industry experience
•The recommendations of the independent compensation consultant to the Compensation Committee
•Internal pay equity among individuals and positions
•Criticality and scope of job function
•Retention risk
•Company performance
•Individual performance
•Total targeted and historical compensation
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•Other factors the Compensation Committee determines appropriate
In addition, during the first quarter of the year, the performance goals for the then current year are established by the Compensation Committee and our Board. Progress toward the achievement of these goals is reviewed by the Compensation Committee and our Board throughout the year. In the fourth quarter of the year, the Compensation Committee begins to evaluate the level of achievement of the performance goals for that year and to evaluate the companies for inclusion in the peer group used to assist in making compensation decisions for the upcoming year.
With respect to our executive compensation program, the Compensation Committee also, as necessary or appropriate, approves employment agreements, severance arrangements, change in control arrangements and other agreements.
Equity Award Granting Policy
We have a formal policy for the timing of annual equity award grants to our employees, including our executive officers, to provide for a consistent process and to ensure the integrity and efficiency of the equity award process. Under this policy, annual equity awards are granted on the date that our Board approves the annual equity award to our Chief Executive Officer, or if our Board determines not to grant such award, on the date our Board makes such determination, which is usually the first regularly scheduled meeting of our Board each fiscal year. The Compensation Committee may change the annual grant date for any particular year if the Compensation Committee determines that granting annual awards on the date such awards would otherwise be granted under the policy would not be in the company’s best interest.
Compensation Consultant
To provide the Compensation Committee with an external perspective with respect to its evaluation of relevant market and industry practices, the Compensation Committee uses the services of an independent compensation consultant who is retained by, and reports directly to, the Compensation Committee. The Compensation Committee elected to continue retaining Aon's Human Capital Solutions practice, a division of Aon plc ("Aon"), as a third-party compensation consultant to assist the Compensation Committee in establishing the 2023 and 2024 compensation program. Aon conducted analyses and provided advice on, among other things, the appropriate peer group and executive officer and director compensation.
The Compensation Committee annually assesses whether the work of Aon as a compensation consultant has raised any conflict of interest, taking into consideration the following factors: (i) the provision of other services, if any, to Daré by Aon; (ii) the amount of fees Daré paid to Aon as a percentage of the firm’s total revenue; (iii) Aon’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Aon or the individual compensation advisors employed by the firm with any of our executive officers; (v) any business or personal relationship of the individual compensation advisors with any member of the Compensation Committee; and (vi) any of our stock owned by Aon or the individual compensation advisors employed by the firm. The Compensation Committee determined, based on its analysis of the above factors and information provided by Aon relating to the above factors, that the work of Aon and the individual compensation advisors employed by Aon as compensation consultants have not created any conflict of interest.
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2023 Named Executive Officer Compensation
The table below shows the compensation awarded to or paid to, or earned by our named executive officers for the years ended December 31, 2023 and 2022.

2023 Summary Compensation Table
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Option Awards(1) ($)	Non-equity incentive plan compensation(2) ($)	All Other Compensation(3) ($)	Total ($)
Sabrina Martucci Johnson	2023	495,000	—	713,908	—	13,200	1,222,108
President and Chief Executive Officer	2022	465,805	—	869,411	326,063	12,200	1,673,479
Lisa Walters-Hoffert (4)	2023	380,000	—	278,791	76,000	13,200	747,991
Former Chief Financial Officer	2022	365,000	—	256,235	146,000	12,200	779,435
John Fair (5)	2023	386,000	—	278,791	77,200	13,200	755,191
Former Chief Commercial Officer	2022	365,000	—	256,235	146,000	8,405	775,640

(1)The amounts in this column represent the grant date fair value, determined in accordance with ASC Topic 718, Compensation-Stock Compensation (ASC Topic 718), of stock options granted to the applicable individual. See Note 10. Stock-Based Compensation to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on March 28, 2024 for details as to the assumptions used to determine the fair value of the awards.
(2)The amounts in this column represent performance-based incentive compensation earned for the years indicated.
(3)The amounts in this column represent the Company's matching contributions under the Company's 401(k) plan. The Company provides the named executive officers with health, medical and other non-cash benefits generally available to all employees, which are not reflected in this table pursuant to SEC rules.
(4)Ms. Walters-Hoffert retired and her employment with us ended on January 26, 2024.
(5)Mr. Fair resigned as our chief commercial officer effective April 1, 2024.
Narrative to Summary Compensation Table
As reflected in the table above, the 2023 compensation of our named executive officers consisted of three primary components: (1) base salary; (2) equity compensation exclusively in the form of stock options; and (3) performance-based incentive compensation.
Base Salary. The 2023 annual base salary of our named executive officers was as reported in the "salary" column of the summary compensation table, which is consistent with Aon's recommendations to the Compensation Committee, represented between a 4% to 6% increase to their prior year annual base salaries to align their base salaries with the 25th percentile of the base salaries of the executive officers of the companies in the 2023 peer group (as defined below under the section titled, "Competitive Assessment of Compensation"), other than with respect to Ms. Johnson's, whose increased base salary amount aligned her base salary with slightly above the 10th percentile of the base salary of the chief executive officers of the companies in the 2023 peer group, and to align their target total cash compensation with approximately the 25th percentile of the target total cash compensation of the executive officers of the companies in the 2023 peer group. See "—Competitive Assessment of Compensation," below for additional information.
Option Awards. Our named executive officers were each granted a stock option in January 2023 to purchase the following number of shares of common stock: Ms. Johnson, 750,000 shares; Ms. Walters-Hoffert, 290,000 shares, and Mr. Fair, 290,000 shares. Other terms of such stock options are discussed in the footnotes to
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the table under the section entitled, "Outstanding Equity Awards at Fiscal Year-End," below. Stock options are a key tool in our pay-for-performance philosophy and align the interests of our employees, including our named executive officers, with our stockholders’ interests. Stock options are inherently performance-based, and automatically link executive pay to stockholder return, as the value realized, if any, by the recipient from a stock option depends upon, and is directly proportionate to, the appreciation in our stock price. In preparation for making 2023 executive officer compensation decisions, the Compensation Committee evaluated the appropriate form of long-term incentive compensation and determined to continue to exclusively use stock options as the primary incentive for long-term compensation in part because of the foregoing reasons. The number of shares subject to the stock options granted to our named executive officers described above were consistent with Aon's recommendations to the Compensation Committee and intended to align the equity compensation component of our executive officer compensation program with the 50th percentile of the 2023 peer group based on a percent of company approach.
Annual Performance-Based Incentive Compensation. We have a performance-based incentive compensation plan that provides annual incentive compensation opportunities for all eligible employees, including our named executive officers. The performance-based incentive compensation plan provides for cash payments based upon the achievement of performance goals related to financial and operational metrics (the “performance goals”), which may include, among others: developmental, clinical or regulatory milestones; business development and financing milestones; and strategic transactions. Performance goals are established for each performance period (which is generally from January 1 to December 31 of each year) by our Board upon the recommendation of the Compensation Committee or by the Compensation Committee. Each performance goal generally has a "target" (100% achievement of such goal) and may also have a "minimum" hurdle and/or a "maximum" amount. In addition, our Board or the Compensation Committee may adjust the amounts payable under the performance-based incentive compensation plan based on achievement of individual performance goals and/or may award participants compensation (including, without limitation, discretionary bonuses) under the performance-based incentive compensation plan based upon such other terms and conditions as our Board or the Compensation Committee may in their discretion determine. Each participant will have a target incentive compensation opportunity set for each performance period. A portion of the target incentive compensation for one or more participants may be based on achievement of individual performance goals. The achievement of the performance goals will be assessed as of the end of the applicable performance period and after such period has ended; however, if any performance goal is based on financial metrics reported in our periodic reports for any particular period, the achievement of such performance goal will be determined after the applicable periodic report has been published, provided that incentive compensation earned at any time in a fiscal year must be paid no later than 74 days after the last day of such fiscal year.
The incentive compensation opportunity for our employees, including our named executive officers, for 2023 (the "2023 performance period") was based on our achievement of eight performance goals established in early February 2023. Seven of the goals related to the achievement of milestones (a commercial milestone related to XACIATO and clinical, preclinical and regulatory milestones related to our product candidates) (the "operational goals") and one related to securing capital to advance the development of our product candidates (the "financial goal").
The weighting for the performance goals was up to 120% in the aggregate: 82.5% for achievement of the operational goals and 37.5% for achievement of the financial goal. The incentive compensation amount for each employee, if any, is determined by multiplying the aggregate weighting determined to have been achieved for all the performance goals by the applicable employee’s target incentive compensation amount. The 2023 target incentive compensation amounts for Ms. Johnson, Ms. Walters-Hoffert and Mr. Fair were 70%, 40%, and 40%, respectively, of their respective 2023 annual base salaries.
In January 2024, our Board considered the level of achievement of the performance goals established for the 2023 performance period. After careful review, our Board determined to award a 50% aggregate weighting to the achievement of such performance goals. In making this determination, our Board considered a wide-range of factors, including: the weight associated with each goal and whether the goal had been met, and if not met, the reasons it was not met, including whether it was not met due to the performance or decisions of third parties; the degree to which progress occurred toward the achievement of a goal; and the level of significance of achieving each goal to our company. Our Board also considered our cash resources, the aggregate amount that would be payable to our employees at that weighting, and the importance of rewarding performance and incentivizing our employees. At our Board’s request, Ms. Johnson also provided our Board with her views as to the importance from a retention and incentive perspective of awarding a 2023 performance-based bonus to our employees other than herself. After considering Ms. Johnson’s views and our Board’s belief that Ms. Johnson’s stock ownership in Daré and establishing a 2024 special performance period for Ms. Johnson would keep Ms. Johnson incentivized to perform
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and mitigate retention risk, our Board determined to not award Ms. Johnson any incentive compensation in respect of the 2023 performance period, to award incentive compensation to all our other employees at the 50% aggregate weighting, and to establish a special performance period under our performance incentive compensation plan (the “2024 special performance period”) only for Ms. Johnson, the sole goal for which is the consummation of a transaction on or before December 31, 2024 that our Board determines merits awarding incentive compensation to Ms. Johnson. If achieved, Ms. Johnson will be eligible for a performance bonus equal to 50% of the amount of her target incentive compensation amount for 2023 (which is the same percentage awarded to other Company employees with respect to the 2023 performance period), subject to the other terms of our performance incentive compensation plan. As of the date of this proxy statement, the goal for the 2024 special performance period has not been achieved.
For the 2023 performance period, our named executive officers earned the performance-based incentive compensation reported in the "non-equity incentive plan compensation" column of the Summary Compensation Table, above for fiscal year 2023.
Competitive Assessment of Compensation
As discussed in further detail below, in establishing the various components of our executive officer compensation program, the Compensation Committee considers annually, among other factors, including those discussed above under “Compensation Determination Process,” the target total cash compensation (consisting of both base salary and target incentive compensation amounts) and target total equity compensation of our executive officers against market data. The Compensation Committee primarily does so to ensure that our executive officer compensation program as a whole is positioned competitively to attract and retain qualified executive officers and that the total compensation opportunity for our executive officers is aligned with our corporate objectives and strategic needs. The components of the market data are based on the availability of sufficient comparative data for an executive officer’s position. The Compensation Committee, with the assistance of Aon, reviews a range of market data reference points (generally at the 10th, 25th, 50th and 75th percentiles of the market data) with respect to target total cash compensation (the sum of base salary and the target annual cash incentive), equity compensation (valued based on an approximation of grant date fair value) and target total direct compensation, and such reference points are considered in making compensation decisions.
When evaluating our executive officer compensation program for 2023, in addition to market data provided by Aon from its global life sciences survey database, the Compensation Committee also reviewed compensation data for executive officers of a peer group of companies, as disclosed in the SEC filings of each of the companies available as of November 2022 (collectively, the "2023 market data"). When developing the proposed list of the peer group companies to be used to assist in making compensation decisions for 2023, the companies selected had a market capitalization of less than $325 million, revenue of less than $100 million and headcount of less than 100. Following its review of 2023 market data and consistent with Aon’s recommendations, the Compensation Committee determined that the 2023 target total cash compensation (the sum of base salary and target annual cash incentive) of our executive officers should be generally aligned with between the 10th and 25th percentile of the 2023 peer group.

aTyr Pharma Inc.	Equillium, Inc.	MediciNova, Inc.	Savara Inc.
Cardiff Oncology, Inc.	Inmune Bio, Inc.	Oncternal Therapeutics, Inc.	Surface Oncology, Inc.
Capricor Therapeutics, Inc.	Kinnate Biopharma Inc.	Ovid Therapeutics Inc.	Tyra Biosciences, Inc.
CymaBay Therapeutics, Inc.	Leap Therapeutics, Inc.	Reneo Pharmaceuticals, Inc.	Viking Therapeutics, Inc.
Early Decisions Regarding 2024 Compensation
In January 2024, the Compensation Committee, after considering the analysis in materials Aon prepared for the Compensation Committee regarding our employee compensation framework, trends in compensation matters in the life sciences and medical device industries, macro economic trends, and our employee compensation philosophy, and after taking into account our cash resources, determined to maintain the 2024 target total cash compensation (the sum of base salary and target annual cash incentive) of our executive officers at the 2023 target total cash compensation level, which generally aligns with between the 10th and 25th percentile of our peer group. Accordingly, the base salary and target incentive compensation amount of our executive officers for 2024 was not changed from what they were for 2023. The Compensation Committee made the foregoing determination before Ms. Walters-Hoffert and Mr. Fair decided to resign, and the Compensation Committee may reassess the
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compensation of all of our employees to take into account the additional duties and responsibilities that have been allocated to our remaining employees resulting from the changes in our executive team in the first quarter of 2024.
Employment Agreements and Termination of Employment & Change in Control Arrangements
We have a written employment agreement with Ms. Johnson pursuant to which she is eligible to receive an annual base salary, which may be adjusted at the discretion of our Board, has the right to participate in any bonus plan or other incentive plans that we may develop or implement, and is entitled to (1) participate in all equity, pension, savings and retirement plans, welfare and insurance plans, practices, policies, programs and perquisites of employment applicable generally to our senior executives, (2) receive reimbursement for reasonably incurred business expenses and (3) receive paid vacation and holiday time in accordance with policies generally applicable to our senior executives.
Subject to earlier termination, including in the event of death, our employment agreement with Ms. Johnson provides for a two-year term (which lapsed in August 2019) that automatically renews for successive one-year terms unless either party provides notice of intent not to renew at least 60 days prior to the applicable expiration date. Ms. Johnson may terminate her employment for good reason after giving us 14 days to correct or “cure” the circumstances giving rise to a termination for good reason, or for any reason other than for good reason a upon at least 14 days’ prior written notice. We may terminate Ms. Johnson's employment without prior written notice for cause, without cause on 14 days’ prior written notice, or in the event of her disability. Her employment agreement automatically terminates upon her death
The following table summarizes our obligations and the payments and other benefits to which Ms. Johnson may be entitled if her employment is terminated for the reason specified, other than in connection with a change of control, which is discussed in the paragraph below the table.

Reason for Termination	Accrued Obligations(1)	Cash Payments(2)	Other Benefits(2)
•By us for cause. •By the executive without good reason. •Executive’s death or disability. •Executive elects not to renew agreement.	We must pay the executive any accrued obligations as of the date of termination	None.	None.
•By us other than for cause. •By the executive with good reason. •We elect not to renew agreement.	We must pay the executive any accrued obligations as of the date of termination
We must pay the executive:
any accrued but unpaid bonus (or a pro rata portion of such bonus) as of the date of termination; and an amount equal to 12 months of the executive’s then-current base salary.
We must provide the executive continuing health benefits coverage for 12 months.

(1)Consists of any earned but unpaid base salary, unpaid expense reimbursements, and any vested benefits the executive may have under any employee benefit plan, in each case, as of the date of termination.
(2)Payment and benefits are conditioned on (a) the executive’s continued compliance with her obligations under the employment agreement related to confidentiality and non-interference and intellectual property covenants and (b) the executive (or her estate) executing and delivering a full release of all claims in favor of Daré.
Under the terms of our employment agreement with Ms. Johnson, if her employment is terminated by us without cause or by her for good reason, in each case, within three months prior to or 12 months following a change of control, then, subject to her continued compliance with customary confidentiality, intellectual property assignment and similar obligations to us, and subject to the delivery of a release of claims in our favor by her, (1) she is eligible to receive an amount equal to 18 months of her then-current base salary and target bonus at the rate in effect immediately prior to such termination, (2) she will receive continuing health benefits coverage for 18 months and (3) any unvested and outstanding equity interests such executive may have in Daré will fully vest and accelerate.
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Until their respective resignations, we also had written agreements with each Ms. Walters-Hoffert and Mr. Fair governing the terms of their employment with us. The terms of Ms. Walters-Hoffert’s agreement were substantially similar to those described above for Ms. Johnson. Our agreement with Mr. Fair was "at will," meaning that either he or we may terminate his employment at any time and for any reason, with or without cause.
Under the terms of our change in control policy in which our employees at vice president and above are eligible to participate, if the employment of an employee covered by such policy is terminated by us without cause or if such employee resigns for good reason, in either case, within 90 days before, or 365 days following, the effective date of a change in control, then, subject to the applicable employee's continued compliance with customary confidentiality, intellectual property assignment and similar obligations to us, and subject to the delivery of a release of claims in our favor by such employee, the vesting of all of such employee's equity awards then outstanding that are subject solely to time-based vesting conditions that have not been satisfied will be accelerated in full. The vesting of any equity award that is subject only to performance-based vesting condition(s) or to both performance-based vesting condition(s) and time-based vesting condition(s), will not be accelerated unless such performance-based vesting condition(s) have been satisfied as of the effective date of the termination of employment or, in the case of a termination that occurs before a change in control, as of the effective date of the change in control. Mr. Fair was a participant in our change in control policy, however, Ms. Johnson is not, and Ms. Walters-Hoffert was not, a participant.
Consulting Agreement with Former Chief Financial Officer
As previously reported, Lisa Walters-Hoffert retired and her employment with us ended on January 26, 2024. To help ensure a smooth transition of her responsibilities while also reducing costs for us over the long term, we entered into a consulting agreement with Ms. Walters-Hoffert pursuant to which she will provide us consulting services for a nine-month period. During that period, we will pay her $31,667 per month and will reimburse her the amount of her health insurance premiums.
Other Benefits
We maintain a defined contribution employee retirement plan for all our employees. Our 401(k) plan is intended to qualify as a tax-qualified plan under Section 401 of the Internal Revenue Code so that contributions to our 401(k) plan, and income earned on such contributions, are not taxable to participants until withdrawn or distributed from the 401(k) plan. If a participant contributes 5% or more of their compensation, we match their contribution up to 4% of their annual compensation, subject to statutory limits.
We currently do not have any annuity, pension or deferred compensation plan or other arrangements for our executive officers or any employees.
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Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information concerning equity awards held by our named executive officers that were outstanding as of December 31, 2023:

		2023 Outstanding Equity Awards at Fiscal Year-End Option Awards
Name	Date of Grant(1)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Sabrina Martucci Johnson	9/7/2018	192,000	—	1.01	9/7/2028
	1/29/2019	195,000	—	0.759	1/29/2029
	3/6/2020	262,500	17,500	1.03	3/6/2030
	1/26/2021	371,875	153,125	2.59	1/26/2031
	1/25/2022	301,108	327,292	1.59	1/25/2032
	1/24/2023	171,875	578,125	1.16	1/24/2033

Lisa Walters-Hoffert	9/7/2018	100,000	—	1.01	9/7/2028
	1/29/2019	75,000	—	0.759	1/29/2029
	3/6/2020	63,750	4,250	1.03	3/6/2030
	1/26/2021	119,000	49,000	2.59	1/26/2031
	1/25/2022	88,645	96,355	1.59	1/25/2032
	1/24/2023	66,458	223,542	1.16	1/24/2033

John Fair	9/7/2018	150,000	—	1.01	9/7/2028
	1/29/2019	75,000	—	0.759	1/29/2029
	3/6/2020	63,750	4,250	1.03	3/6/2030
	1/26/2021	119,000	49,000	2.59	1/26/2031
	1/25/2022	88,645	96,355	1.59	1/25/2032
	1/24/2023	66,458	223,542	1.16	1/24/2033
(1) All stock options vest and becomes exercisable in 48 equal monthly installments commencing on the one-month anniversary of the date of grant, subject to the executives' continuous service to Daré.

2024 Proxy Statement | Page 29

PAY VERSUS PERFORMANCE

The disclosure included in this section is prescribed by SEC rules and does not necessarily align with how the Company or our Board or the Compensation Committee view the link between the Company’s performance and named executive officer pay, and neither our Board nor the Compensation Committee uses CAP (as defined below) as the basis for making compensation decisions. For additional information about our pay-for-performance philosophy and how we align executive compensation with performance, please see the section titled “Executive Compensation” above.
Required Tabular Disclosure of Pay Versus Performance
The following table reports the compensation of our Chief Executive Officer, who is our principal executive officer (“PEO”), and the average compensation of our other named executive officers (“Non-PEO NEOs”) as reported in the Summary Compensation Table (the “SCT”) in the section titled “Executive Compensation,” above, for the past three fiscal years (“FYs”), as well as the Compensation Actually Paid (“CAP”) as calculated under new SEC pay-versus-performance disclosure requirements.

Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (2)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers (3)	Average Compensation Actually Paid to Non-PEO Named Executive Officers (2)	Value of Initial Fixed $100 Investment Based on Total Shareholder Return (4)	Net Loss (in millions) (5)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
2023	$1,222,108	$450,419	$751,591	$471,033	$23.06	$(30.2)
2022	$1,673,479	$594,237	$777,537	$445,301	$61.94	$(30.9)
2021	$1,823,243	$1,583,937	$815,107	$744,948	$149.25	$(38.7)

(1) The amounts reported in column (b) are the amounts of total compensation reported for Sabrina Martucci Johnson for each corresponding year in the "Total" column of the SCT.
(2) The amounts reported in column (c) and (e) represent the amount of CAP for Ms. Johnson and the average amount of CAP for the Non-PEO NEOs, respectively, as computed in accordance with Item 402(v) of Regulation S-K. The amounts do not reflect the actual amount of compensation earned by or paid to Ms. Johnson or to the Non-PEO NEOs as a group, respectively, during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to the total compensation reported for Ms. Johnson in the SCT and to the average total compensation reported for the Non-PEO NEOs in the SCT for each year to determine the CAP:

2024 Proxy Statement | Page 30

	2023		2022		2021
	CEO	Average Non-CEO NEOs	CEO	Average Non-CEO NEOs	CEO	Average Non-CEO NEOs
Total Compensation from SCT	$1,673,479	$777,537	$1,823,243	$815,107	$1,222,108	$751,591
Deduct: Option Award Value Reported in SCT for the Covered FY*	(869,411)	(256,235)	(1,179,768)	(377,526)	(713,908)	(278,791)
Add: Year End Fair Value of Equity Awards Granted During the Covered FY that Remain Outstanding and Unvested as of Last Day of the Covered FY	269,841	79,441	617,530	197,610	86,462	33,432
Add (Deduct): Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	(399,533)	(120,665)	138,185	45,951	(210,177)	(62,954)
Add: Fair Value as of Vesting Date of Equity Awards Granted and Vested in the FY	123,619	36,393	133,832	42,826	88,457	34,203
Add (Deduct): Year over Year Change in Fair Value of Equity Awards Granted in Prior FY that Vested in the FY	(203,758)	(71,171)	50,915	20,981	(22,523)	(6,447)
Compensation Actually Paid (as defined by SEC rule)	$594,237	$445,300	$1,583,937	$744,949	$450,419	$471,034
*The amounts reflect the aggregate grant-date fair value reported in the "Option Awards" column in the SCT for the applicable year.

(3) The amounts reported in column (d) represent the average of the amounts reported for our Non-PEO NEOs as a group in the “Total” column of the SCT in each applicable year. Our Non-PEO NEOs for purposes of calculating the average amounts for each of 2023, 2022 and 2021 are Lisa Walters-Hoffert and John Fair.
(4) The amounts reported in column (f) reflect the cumulative total shareholder return (“TSR”) of our common stock for the measurement periods beginning on December 31, 2021 and ending on December 31 of each of 2023, 2022, and 2021, respectively, calculated in accordance with Item 201(e) of Regulation S-K.
(5) The amounts reported in column (g) represent net income (loss) reflected in our audited financial statements for the applicable FY.
Required Disclosure of the Relationship Between CAP and TSR and Net Income
As required by Item 402(v) of Regulation S-K, we are providing the following graphs to illustrate the relationship between the pay and performance figures that are included in the pay versus performance tabular disclosure above. As noted above, CAP for purposes of the tabular disclosure and the following graphs were calculated in accordance with SEC rules and do not fully represent the actual final amount of compensation earned by or actually paid to our named executive officers during the applicable FYs.

2024 Proxy Statement | Page 31

DARE TSR vs. Compensation Actually Paid
Compensation Actually Paid ($M)
$2
$2
$1
$1
$1
$1
$1
$0
$0
$0
Value of $100 Investment from 12/31/2020
$160
$140
$120
$100
$80
$60
$40
$20
$0
$1.58
$0.74
$149.25
$0.59
$0.45
$61.94
$0.45
$0.47
$23.06
FY 2021
FY 2022
FY 2023
PEO CAP ($M)
Average Non-PEO NEO CAP ($M)
DARE TSR

2024 Proxy Statement | Page 32

Net Loss vs. Compensation Actually Paid
Compensation Actually Paid ($M)
$2
$2
$1
$1
$1
$1
$1
$0
$0
$0
Net Loss ($M)
$0.00
($10.00)
($20.00)
($30.00)
($40.00)
($50.00)
($60.00)
($70.00)
($80.00)
$1.58
$0.74
$0.59
$0.45
$0.45
$0.47
($38.70)
($30.95)
($30.16)
FY 2021
FY 2022
FY 2023
PEO CAP ($M)
Average Non-PEO NEO CAP ($M)
Net Loss ($M)

All information provided above under the “Pay Versus Performance” heading will not be deemed to be incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent we specifically incorporate such information by reference.
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DIRECTOR COMPENSATION

Overview
With the assistance of the Compensation Committee and Aon, the independent compensation consult to the Compensation Committee, our Board periodically (and at least annually) reviews and evaluates our non-employee director compensation policy. The following is an overview of our non-employee director compensation policy during 2023, which was designed to allow us to recruit and retain individuals with the requisite experience, skills and characteristics for membership on our Board, and to align the interests of our directors with those of our stockholders through the grant of equity awards exclusively in the form of stock options.
Retainers. Each of our non-employee directors was paid a retainer during 2023 for service on our Board and for each Board committee on which the director served as shown in the table below. Retainers are paid in cash in arrears in four equal quarterly installments, prorated to reflect the actual time served by the director during such quarter. Directors may elect to receive up to 100% of their retainer in the form of awards of unrestricted shares of our common stock. If so elected, on the first trading day of the quarter following the quarter to which the retainer relates, we would issue a number of shares of common stock equal to (x) the amount of the cash retainer that would otherwise have been payable to such director on the date of grant divided by (y) the fair market value of our common stock on the date of grant. Directors wishing to make this election for a given calendar year must make the election on or before the last day of the prior calendar year, except that the election with respect to any year in which a director is newly elected must be made on or before June 30th of such year or such other date as determined by our Board.

Annual Retainer ($)
Board of Directors
Chair	70,000
Member	40,000
Board Committees
Audit Chair	20,000
Audit Member	10,000
Compensation Chair	15,000
Compensation Member	7,500
Nominating and Corporate Governance Chair	10,000
Nominating and Corporate Governance Member	5,000
Equity Awards.
Annual Award. On the date of each annual meeting of stockholders, each director that has served on our Board for at least six months (and, if up for election at such annual meeting, is elected at such annual meeting) receives an option to purchase shares of our common stock, which will vest in full on the earlier of the first anniversary of the grant date or immediately prior to our first annual meeting of stockholders occurring after the grant date, subject to the director’s continued service as a director, and will become exercisable in full upon a change in control. The number of shares subject to this annual option grant was 40,000 in 2023. The number of shares subject to the annual award (which aligned the equity compensation component of our non-employee director compensation policy with the 50th percentile of our peer group from a percent of company approach) was approved by our Board, upon the recommendation of the Compensation Committee, which was based on, and consistent with, Aon's recommendation, which recommendation was based on an assessment of the market data of our 2023 peer group.
Initial Award. Each director newly elected to our Board receives an option to purchase shares of our common stock, which vests as to one-third of the shares on each anniversary of the grant date until the third anniversary of the grant date, subject to the director’s continued service as a director, and will become exercisable in full upon a change in control. The number of shares subject to this initial award was 60,000 in 2023. No such awards were granted in 2023.
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Exercise Price. The exercise price of each option granted under our non-employee director compensation policy (both an initial award and an annual award) is set at the fair market value of our common stock on the grant date.
Expense Reimbursement. We reimburse our non-employee directors for reasonable travel and other expenses incurred in connection with attending board and committee meetings.
2023 Director Compensation
The following table sets forth the compensation of our non-employee directors during 2023.

2023 Director Compensation
Name	Fee Earned or Paid in Cash	Option Awards (1)	All Other Compensation	Total
Cheryl R. Blanchard, Ph.D.	$47,500	$28,892	$—	$76,392
Jessica D. Grossman, M.D.	$55,000	$28,892	$—	$83,892
Susan L. Kelley, M.D.	$50,000	$28,892	$—	$78,892
Gregory W. Matz, CPA	$65,000	$28,892	$—	$93,892
Sophia Ononye-Onyia, Ph.D.	$52,500	$28,892	$—	$81,392
William H. Rastetter, Ph.D.	$85,000	$28,892	$—	$113,892
Robin J. Steele, J.D., L.L.M.	$57,500	$28,892	$—	$86,392

(1)The amounts in this column represent the grant date fair value, determined in accordance with ASC Topic 718, Compensation-Stock Compensation (ASC Topic 718), of stock options granted to the applicable individual. See Note 10. Stock-Based Compensation to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on March 28, 2024 for details as to the assumptions used to determine the fair value of the awards.
As of December 31, 2023, our non-employee directors had stock options outstanding to purchase the following number of shares of our common stock:

Name	# of Shares Subject to Outstanding Options
Cheryl R. Blanchard, Ph.D.	175,500
Jessica D. Grossman, M.D.	198,000
Susan L. Kelley, M.D.	205,300
Gregory W. Matz, CPA	198,000
Sophia Ononye-Onyia, Ph.D.	123,000
William H. Rastetter, Ph.D.	205,301
Robin Steele, J.D., L.L.M.	200,200

2024 Director Compensation Decisions
In January 2024, in connection with a periodic assessment by our Board of its size and composition, our Board also determined to reduce the annual cash compensation payable to non-employee directors from the 50th to the 25th percentile of our peer group of companies. Accordingly, for 2024, the annual retainer payable to our Board members was reduced from $40,000 to $39,000, the annual retainer payable to the chair of each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee for their service in such capacities was reduced from $20,000 to $15,000, from $15,000 to $10,000 and from $10,000 to $8,000, respectively. The annual retainer payable to non-chair members of each of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee for their service in such capacities was reduced from $10,000 to $7,500, from $7,500 to $5,000 and from $5,000 to $4,000, respectively. In addition, the number of shares subject to the annual award to non-employee directors and to the initial award to new non-employee directors, if any, for 2024 will remain at the same number as in 2023.
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EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2023, with respect to compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (c) (excluding securities reflected in column a))
Equity compensation plans approved by security holders (1)	9,463,556	$1.46	6,725,579
Equity compensation plans not approved by security holders	—	—	—
Total	9,463,556	$1.46	6,725,579

(1)Consists of securities issued under our Amended and Restated 2014 Stock Incentive Plan and our 2022 Stock Incentive Plan. All such plans are broad-based incentive plans, which allow for the grant of stock options, restricted stock, restricted stock units, stock appreciation rights and other stock-based awards to employees, consultants and non-employee directors.
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AUDIT COMMITTEE REPORT
The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee operates under a written charter adopted by our Board. The responsibilities and activities of the Audit Committee are described below and in its charter.
Our Board has determined that each member of the Audit Committee is able to read and understand fundamental financial statements, including our balance sheet, income statement and cash flow statement. Our Board has also determined that Mr. Matz qualifies as an “audit committee financial expert,” as defined in Item 407(d)(5) of Regulation S-K, and that each member is independent as defined under applicable Nasdaq rules and meets the independent requirements contemplated by Rule 10-3A under the Exchange Act.
The Audit Committee assists our Board with oversight of our (i) accounting and financial reporting processes, the audits of our financial statements and the quality and integrity of our financial statements; (ii) independent registered public accounting firm, including its qualifications, independence and performance; (iii) systems of internal controls; (iv) enterprise risk management and information technology and data security policies and programs, including risks from cybersecurity threats; and (v) compliance with legal and regulatory requirements as well as ethical standards and other corporate policies adopted by our Board.
Management is responsible for the Company's internal controls and financial reporting process. Haskell & White LLP., or Haskell & White, as the Company's independent registered public accounting firm, is responsible for performing an independent audit of the Company's consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board, or PCAOB, and to issue a report on the audit process. The Audit Committee's responsibility is to monitor and oversee these processes. In this context, the Audit Committee has met and held discussions with management and Haskell & White regarding the fair and complete presentation of the Company's financial results.
The Audit Committee held nine meetings during the 2023 fiscal year, including regular meetings in conjunction with the close of each fiscal quarter, during which the Audit Committee reviewed and discussed the Company’s financial statements with management and our independent registered public accounting firm. These Audit Committee meetings routinely include executive sessions of the committee, as well as private sessions with each of our independent registered public accounting firm and management.
The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2023 with our management. The Audit Committee has discussed with our independent registered public accounting firm the matters required to be discussed by the applicable requirements of the PCAOB Auditing Standard No. 1301 "Communication with Audit Committees" and the SEC. The Audit Committee has received and reviewed the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the PCAOB regarding our independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with our independent registered public accounting firm its independence from our company. Based on the above reviews and discussions, the Audit Committee recommended to our Board that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2023 for filing with the SEC.

Gregory W. Matz, CPA (Chair)
Jessica D. Grossman, M.D.
Robin Steele, J.D., L.L.M.
2024 Proxy Statement | Page 37

PROPOSAL 1
ELECTION OF DIRECTORS
Our Board is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Our Class I directors are up for election at the Annual Meeting.
Dr. Ononye-Onyia, currently one of our Class I directors, is not standing for re-election. As previously reported, following a periodic assessment by our Board of its size and composition, our Board determined that a reduction in the number of our directors would help rightsize our Board to our current operations and further align the size of our Board with boards of companies of similar size. As a result of that assessment, on January 26, 2024, Dr. Blanchard, currently one of our Class III directors, and Dr. Ononye-Onyia informed our Board that they will resign from our Board immediately prior to the Annual Meeting. The size of our Board will be reduced from eight to six members effective as of the Annual Meeting.
Our Board, upon the recommendation of the Nominating Committee, has nominated Drs. Grossman and Kelley as Class I directors for election at the Annual Meeting and to serve until the 2027 annual meeting of stockholders and until their successors are duly elected and qualified.
Proxies may not be voted for a greater number of persons than the number of nominees named in this Proxy Statement. Each of the directors nominated by our Board for election at the Annual Meeting has consented to serving as a nominee, being named in this Proxy Statement, and serving on our Board if elected. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders may vote for any nominee designated by our Board to fill the vacancy.
OUR BOARD RECOMMENDS A VOTE “FOR” EACH NOMINEE NAMED ABOVE.
2024 Proxy Statement | Page 38

PROPOSAL 2
RATIFICATION OF INDEPENDENT AUDITOR
The Audit Committee has selected Haskell & White LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024 and has further directed that management submit such selection for ratification by our stockholders at the Annual Meeting. Haskell & White was appointed to serve as our independent registered public accounting firm for the fiscal year ended December 31, 2023 on November 9, 2023.
Neither our by-laws nor other governing documents or law require stockholder ratification of the selection of Haskell & White as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of Haskell & White. to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in our best interests and in the best interests of our stockholders. Representatives of Haskell & White are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Auditor Fees
The following table shows the fees billed by Haskell & White for our last fiscal year. As discussed below, there was a change in our independent registered public accounting firm during 2023, and in accordance with SEC staff guidance, the auditor fee disclosure included in this Proxy Statement is only made with respect to Haskell & White, the accountant who rendered an audit opinion on our financial statements for the year ended December 31, 2023.

Fiscal Year
2023
Audit Fees (1)	$149,000
Audit Related Fees (2)	—
Tax Fees (3)	—
All Other Fees (4)	—
Total	$149,000

(1)Audit Fees are for professional services rendered for the audit of our annual financial statements and review of financial statements included in our Form 10-Q or services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements.
(2)Audit Related Fees are for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not included in Audit Fees. No such services were rendered during the period.
(3)Tax Fees are for professional services for tax compliance, tax advice, and tax planning. No such services were rendered during the period.
(4)All Other Fees are for products and services other than the services reported above. No such services were rendered during the period.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Public Accountant
Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. All audit services for 2023 were pre-approved by the Audit Committee.
2024 Proxy Statement | Page 39

Prior to engagement of our independent registered public accounting firm for the next year’s audit, management will present to the Audit Committee the services expected to be required during that year for the following categories:
1.    Audit services include audit work performed in the preparation of financial statements, as well as work that generally only an independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits, and attest services and consultation regarding financial accounting and/or reporting standards.
2.    Audit-related services are for assurance and related services that are traditionally performed by an independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.
3.    Tax services include all services performed by an independent registered public accounting firm’s tax personnel except those services specifically related to the audit of the financial statements, and includes fees in the areas of tax compliance, tax planning, and tax advice.
4.    Other services are those not captured in the other categories. We generally do not request such services from our independent registered public accounting firm.
Prior to engagement, the Audit Committee pre-approves these services by category. The fees for these services are budgeted and the Audit Committee is informed periodically throughout the year of actual fees versus the budget by category of service. During the year, circumstances may arise when it may become necessary to engage our independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging our independent registered public accounting firm. The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated, currently the Audit Committee chair, must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.
Change in Independent Registered Public Accounting Firm

As discussed above, on November 9, 2023, the Audit Committee approved the engagement of Haskell & White to serve as our independent registered public accounting firm for the fiscal year ended December 31, 2023. During our fiscal years ended December 31, 2022 and December 31, 2021 and the subsequent interim period through November 9, 2023, neither we, nor any person acting on our behalf, consulted Haskell & White regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, (ii) the type of the audit opinion that might be rendered on our financial statements, and Haskell & White did not provide any written report or oral advice to us that Haskell & White concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue, or (iii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event of the type described in Item 304(a)(1)(v) of Regulation S-K.
Mayer Hoffman McCann P.C. (“Mayer Hoffman”) ceased serving as our independent registered public accounting firm on November 9, 2023, the date of our engagement of Haskell & White. On August 4, 2023, Mayer Hoffman notified us that it decided to resign as our independent registered public accounting firm effective upon the earlier of (i) the filing of our annual report on Form 10-K for the fiscal year ending December 31, 2023, (ii) the date on which we engaged a new independent registered public accounting firm and (iii) April 1, 2024. Mayer Hoffman informed us that its decision to resign was not as a result of any action taken or not taken by the Company. Neither our Board nor the Audit Committee was involved in Mayer Hoffman’s decision to resign.
Mayer Hoffman audited our consolidated financial statements for the years ended December 31, 2022 and 2021. Mayer Hoffman’s report dated March 30, 2023, with respect to our consolidated financial statements as of December 31, 2022 and 2021 and for each of the years ended December 31, 2022 and December 31, 2021, did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles, except that such report contained an explanatory paragraph regarding our ability to continue as a going concern. During our fiscal years ended December 31, 2022 and December 31, 2021 and the subsequent interim period through November 9, 2023, there were no (i) disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) between us and Mayer Hoffman on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to satisfaction of Mayer Hoffman, would have caused Mayer Hoffman to make reference to the subject matter of such disagreements in connection with its report, or (ii)
2024 Proxy Statement | Page 40

“reportable events,” as described in Item 304(a)(1)(v) of Regulation S-K, that would require disclosure under Item 304(a)(1)(v) of Regulation S-K.
OUR BOARD RECOMMENDS A VOTE “FOR” PROPOSAL 2.
2024 Proxy Statement | Page 41

PROPOSAL 3
TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
At our 2020 annual meeting of stockholders, our Board recommended that our stockholders approve an advisory vote on the compensation of our named executive officers (commonly referred to as the “say-on-pay” vote) on an annual basis. Approximately 93% of the votes cast at our 2020 annual meeting of stockholders were for the recommendation of our Board, and in response we hold an annual say-on-pay vote. The say-on-pay vote is not intended to address any specific compensation item, but rather our overall approach to the compensation of our named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules in this Proxy Statement (which disclosure includes the related compensation tables included in the “Executive Compensation” section of this Proxy Statement).
Although the vote on this proposal is advisory, and therefore not binding on us our or our Board, our Board and the Compensation Committee value input from our stockholders and will consider the outcome of the vote in analyzing our approach to the compensation of our executive officers when making future executive compensation decisions. We first held a say-on-pay vote at our 2020 annual meeting of stockholders. Based on the votes cast for and against, our executive compensation program received support from over 88% of the votes cast in 2023, over 75% of the votes cast in 2022, over 82% of the votes cast in 2021, and over 85% of the votes cast in 2020. Our Board and the Compensation Committee believe that this level of approval of our executive compensation program is indicative of our stockholders’ support of our compensation philosophy and goals as well as the overall administration of executive compensation by our Board and the Compensation Committee.
As described in more detail in the “Executive Compensation” section of this Proxy Statement, our executive compensation program is intended to attract and retain qualified executive officers and to align the interests of our executive officers with those of our stockholders by incentivizing and rewarding achievement of business objectives that we believe will enhance our value and by promoting commitment to long-term success. Our current executive compensation program primarily includes (1) base salary, (2) annual performance-based incentive compensation, and (3) long-term incentive compensation exclusively in the form of stock options with the goal of aligning the long-term interests of executive officers with those of our stockholders and otherwise encouraging the achievement of superior results over an extended time period. Our Board and the Compensation Committee reviews our compensation plans and programs on an ongoing basis and periodically make adjustments taking into account competitive conditions and other factors. Please read the section entitled “Executive Compensation” above for additional details about our executive compensation programs, including information about the fiscal year 2023 compensation of our named executive officers. This advisory vote gives our stockholders the opportunity to approve or not approve our executive compensation programs and policies by voting on the following resolution:
“RESOLVED, that the stockholders of Daré Bioscience, Inc. approve, on an advisory basis, the compensation paid to the company’s named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion.”
The vote on this proposal will not be construed to create or imply any change to the fiduciary duties of our Board, or to create or imply any additional fiduciary duties for our Board. The approval or disapproval of this proposal by our stockholders will not require our Board to take any action regarding our executive compensation practices and will not alter any contractual obligations between us and any of our executive officers or other employees.
OUR BOARD RECOMMENDS A VOTE “FOR” PROPOSAL 3.
2024 Proxy Statement | Page 42

PROPOSAL 4
THE REVERSE STOCK SPLIT PROPOSAL
General
Our Board has adopted and is recommending that our stockholders approve an amendment to our restated certificate of incorporation, as amended (our “certificate of incorporation”), to effect a reverse split of the issued shares of our common stock at a ratio that is not less than 1-for-2 and not greater than 1-for-12, without reducing the authorized number of shares of our common stock, with the exact ratio to be selected by our Board in its discretion, and to be effected, if at all, in the sole discretion of our Board at any time after stockholder approval of the amendment and before June 5, 2025 without further approval or authorization of our stockholders. If our stockholders approve this proposal, our Board will have authority to give effect to a reverse stock split in accordance with the foregoing in the event it determines to do so. However, notwithstanding stockholder approval of this proposal, our Board may elect not to proceed with a reverse stock split if, at any time, our Board, in its sole discretion, determines that it is no longer in our best interest and the best interests of our stockholders to do so. By voting in favor of this proposal, you are expressly also authorizing our Board to determine not to proceed with a reverse stock split in its sole discretion.
If a reverse stock split described in this proposal is implemented, at its effective time, the issued shares of our common stock immediately prior to the effective time would be combined and reclassified into a smaller number of shares such that, except for adjustments that may result from the treatment of fractional shares as described below, each of our stockholders would own one new share of our common stock for every 2 to 12 shares of our common stock owned by such stockholder immediately prior to the effective time of the reverse stock split, depending on the exact ratio approved by our Board.
A copy of the proposed form of certificate of amendment to our certificate of incorporation to effect a reverse stock split described in this proposal is attached as Appendix A to this Proxy Statement; provided, however, that the text of the form of the certificate of amendment attached as Appendix A is subject to revision to include such changes as may be required by the Secretary of State of the State of Delaware and as our Board deems necessary or advisable to effect such a reverse stock split. Our Board determined that the proposed certificate of amendment is advisable and in the best interests of the Company and our stockholders and directed that the certificate of amendment be submitted for consideration by our stockholders at the Annual Meeting.
Reasons for the Reverse Stock Split; Potential Consequences of the Reverse Stock Split
Our primary reason for recommending that our stockholders approve this proposal to authorize our Board to effect, if in its sole discretion it determines to do so, a reverse stock split described in this proposal is based on our belief that such a reverse stock split could be necessary to increase the bid price of our common stock to avoid having our common stock suspended and delisted from The Nasdaq Capital Market. Our common stock is publicly traded and listed on The Nasdaq Capital Market under the trading symbol “DARE.” To maintain our listing, we must comply with the continued listing requirements of The Nasdaq Capital Market, which include a minimum bid price requirement of $1.00 per share.
On July 19, 2023, we received a letter from Nasdaq’s Listing Qualifications Department (the “Staff”) notifying us that, over the previous 30 consecutive business days, the closing bid price for our common stock was below the minimum $1.00 per share requirement for continued listing on The Nasdaq Capital Market as set forth in Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”). We were provided an initial period of 180 calendar days, or until January 16, 2024, to regain compliance with the Minimum Bid Price Requirement.
On January 17, 2024, the Staff notified us that because we had not timely regained compliance with the Minimum Bid Price Requirement, our common stock was subject to delisting from The Nasdaq Capital Market unless we timely requested a hearing before Nasdaq’s Hearings Panel (the “Panel”) to appeal the Staff’s delisting determination. We submitted a timely request for a hearing before the Panel. Our hearing request stayed the suspension and delisting of our common stock pending the decision of the Panel and the expiration of any additional time granted by the Panel.
On February 27, 2024, the Panel notified us that, based on its review of the written record, which included our commitment to effect a reverse stock split if necessary to regain compliance with the Minimum Bid Price Requirement, it determined to grant us a temporary exception until July 15, 2024 (the “Exception Period”) to regain
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compliance with the Minimum Bid Price Requirement. The Panel granted the exception subject to us obtaining Board and stockholder approval of the reverse stock split and, if necessary to comply with the Minimum Bid Price Requirement, effecting the reverse stock split on or before specified dates that would enable us to demonstrate compliance with the Minimum Bid Price Requirement by evidencing a closing bid price of $1.00 or more per share for a minimum of ten consecutive trading sessions on or before July 15, 2024. The Panel advised us that during the Exception Period we must provide Nasdaq with prompt notification of any significant events that may affect our compliance with Nasdaq listing requirements, including any event that may call into question our ability to meet the terms of the exception granted by the Panel. The Panel also advised us that should we fail to meet any of the terms of the exception it granted us, our common stock will immediately be delisted.
If our stockholders approve this proposal and if our Board believes it is in our best interest and the best interests of our stockholders to proceed with a reverse stock split described in this proposal, our Board would effect a reverse stock split at the ratio within the range approved by our stockholders that our Board determines is likely to result in a bid price immediately after giving effect to the reverse stock split that would likely be sufficient to allow us to achieve compliance with the Minimum Bid Price Requirement within the Exception Period while retaining a sufficient number of outstanding, tradeable shares to facilitate an adequate trading market. However, even if a reverse stock split is effected, there can be no assurance that we will be successful in regaining compliance with the Minimum Bid Price Requirement or that we will be able to satisfy all other continued listing requirements of The Nasdaq Capital Market and maintain the listing of our common stock on The Nasdaq Capital Market.
Our Board has considered, and will continue to consider, what potential harm to the Company and our stockholders could result should Nasdaq delist our common stock from The Nasdaq Capital Market. For instance, delisting of our common stock could adversely affect our ability to raise additional capital through sales of equity securities, which we have relied heavily on in the past to fund our operations. Delisting of our common stock may also significantly affect the ability of investors to trade our common stock and may negatively affect the value and liquidity of our common stock. Alternatives to listing on a national securities exchange, such as the OTCQB and the Pink markets operated by the OTC Markets Group Inc., are generally considered to be less efficient markets. An investor could find it less convenient to sell, or to obtain accurate quotations in seeking to buy, our common stock on such markets. Many investors likely would not buy or sell shares of our common stock due to difficulty in accessing the OTCQB or Pink markets, policies preventing them from trading in securities not listed on a national securities exchange, or other reasons. In addition to a loss of interest on the part of institutional and other investors, delisting of our common stock from The Nasdaq Capital Market could cause a loss of confidence in the Company by existing or potential industry collaborators, service providers, vendors, and our employees, which could result in fewer strategic and business development opportunities and further harm our business and prospects.
In addition, a reverse stock split may make our common stock a more attractive and cost-effective investment to a broader range of investors, which in turn, could improve the marketability and liquidity of our common stock. For example, the current market price of our common stock may prevent certain institutional investors, professional investors and other members of the investing public from purchasing our common stock. Many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Furthermore, some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Moreover, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current market price of our common stock can result in investors paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were higher.
Even if a reverse stock split is effected, the trading price of our common stock is influenced by a variety of factors, such as our business and financial performance, market conditions, the market perception of our prospects for future success, and other factors detailed in the periodic reports we file with the SEC including our annual report on Form 10-K for the year ended December 31, 2023, and these other factors may adversely affect the trading price of our common stock. As a result, there can be no assurance that a reverse stock split, if implemented, will result in the intended or expected benefits described above, including a sustained increase in the trading price of our common stock. Additionally, we cannot assure you that, in the event a reverse stock split is implemented, the trading price per share of our common stock after the reverse stock split will increase in proportion to the reduction in the number of shares of our common stock outstanding before the reverse stock split. Accordingly, our overall market value after the reverse stock split (measured as the product of the number of outstanding shares of our common stock and the bid price per share) may be lower than our overall market value before the reverse stock split. Further, a reduction in number of shares outstanding as a result of the reverse stock split may lead to reduced
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trading and a smaller number of market makers for our common stock, which may impair the liquidity of our common stock. Reduced liquidity, or the perception thereof, may also adversely affect the trading price of our common stock.
Effects of the Reverse Stock Split
Generally
A reverse stock split would apply to all outstanding shares of our common stock and any shares of our common stock held in treasury, i.e., all “issued” shares. As of the record date for the Annual Meeting, we do not have any shares held in treasury. Based on 100,581,900 shares of our common stock issued as of the record date for the Annual Meeting, immediately following the reverse stock split, if implemented (without giving effect to rounding for fractional shares):
•assuming a 1-for-2 reverse split ratio, we would have approximately 50,290,950 issued shares of common stock;
•assuming a 1-for-6 reverse split ratio, we would have approximately 16,763,650 issued shares of common stock; and
•assuming a 1-for-12 reverse split ratio, we would have approximately 8,381,825 issued shares of common stock.
A reverse stock split would affect all holders of our common stock uniformly and would not affect any stockholder’s percentage ownership interest or any stockholder’s proportionate voting power, except that, as described below under “Fractional Shares,” holders of our common stock otherwise entitled to a fractional share as a result of a reverse stock split because they hold a number of shares not evenly divisible by the ratio at which such a reverse stock split is implemented would automatically be entitled to receive an additional fraction of a share of our common stock to round up to the next whole share.
A reverse stock split may result in some stockholders owning “odd lots” of less than 100 shares of common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.
If a reverse stock split is effected, our common stock will have a new Committee on Uniform Securities Identification Procedures (“CUSIP”) number, which is a number used to identify our common stock, and stock certificates with the older CUSIP numbers will need to be exchanged for stock certificates with the new CUSIP number by following the procedures described below under “Procedures for Implementing the Reverse Stock Split – Stockholders of Record Holding Certificated Shares of our Common Stock.”
Our common stock is currently registered under the Exchange Act, and we are subject to the current and periodic reporting and other requirements of the Exchange Act. A reverse stock split will not affect the registration of our common stock under the Exchange Act. In addition, notwithstanding the decrease in the number of outstanding shares that will result if the reverse stock split is effected, our Board does not intend for this transaction to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.
Our common stock would continue to be listed on The Nasdaq Capital Market under the symbol “DARE” immediately following a reverse stock split.
Effect on Authorized Shares of Common Stock
A reverse stock split effected in accordance with this proposal would not change the number of authorized shares of our common stock. Because the number of issued shares of our common stock would decrease if the reverse stock split is effected, the number of shares of our common stock remaining available for issuance would increase. Currently, the number of authorized shares of our common stock is 240,000,000. Subject to limitations imposed by Nasdaq, the additional shares available for issuance may be issued without stockholder approval at any time, in the sole discretion of our Board. The authorized and unissued shares may be issued for cash, for acquisitions or for any other purpose that our Board determines to be in our best interest.
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By increasing the number of authorized but unissued shares of our common stock, a reverse stock split could, under certain circumstances, have an anti-takeover effect, although this is not the intent of our Board. For example, it may be possible for our Board to delay or impede a takeover or transfer of control of the Company by causing such additional authorized but unissued shares to be issued to holders who might side with our Board in opposing a takeover bid that our Board determines is not in the best interests of the Company or our stockholders. A reverse stock split therefore may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempts, a reverse stock split may limit the opportunity for our stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. A reverse stock split may have the effect of permitting our current management, including our current directors, to retain their position, and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with our operations. However, our Board is not aware of any effort to accumulate our common stock or otherwise to obtain control of the Company, and our Board has not approved the reverse stock split with the intent that it be utilized as a type of anti-takeover device.
Effect on Par Value of our Common Stock
A reverse stock split would not affect the per share par value of our common stock, which would remain at $0.0001.
Effect on Warrants, and Convertible or Exchangeable Securities
If a reverse stock split is effected, proportionate adjustments are generally required to be made to the per share exercise price and the number of shares issuable upon the exercise or conversion of outstanding warrants, and convertible or exchangeable securities entitling the holders to purchase, exchange for, or convert into, shares of our common stock, if any. This would result in approximately the same aggregate price being required to be paid under such securities upon exercise, exchange or conversion, and approximately the same value of shares of common stock being delivered upon such exercise, exchange or conversion, immediately following the reverse stock split as was the case immediately preceding the reverse stock split. No fractional shares would be issued upon the exercise of any outstanding warrant. In lieu of any fraction of a share to which a warrant holder would otherwise be entitled, we would either make a cash payment in respect of such fraction based on the adjusted exercise price per share of the warrant or round up to the next whole share in accordance with the terms of the particular warrant. The number of shares reserved for issuance pursuant to these securities, if any, would be proportionately adjusted based on the ratio at which the reverse stock split is implemented, subject to our treatment of fractional shares.
Effect on Authorized Shares and Par Value of our Preferred Stock
A reverse stock split would not affect the authorized number or per share par value of our preferred stock, which will remain at 5,000,000 and $0.01, respectively. We currently do not have any series of preferred stock outstanding.
Effect on our Equity Incentive Plans and Outstanding Awards
Pursuant to the terms of our Amended and Restated 2014 Stock Incentive Plan (the “2014 Plan”) and our 2022 Stock Incentive Plan (the “2022 Plan,” and, together with the 2014 Plan, the “Equity Plans”), the number of shares of our common stock issuable upon exercise or vesting of all then outstanding stock options and other equity awards, if any, would be proportionately adjusted using the ratio at which the reverse stock split is implemented, and rounded down to the nearest whole share. The number of shares then reserved for issuance under the Equity Plans would also be reduced proportionately based upon the ratio at which the reverse stock split is implemented. In addition, the exercise price per share for each outstanding stock option would be increased in inverse proportion to the ratio at which the reverse stock split is implemented, such that upon exercise, the aggregate exercise price payable by the option holder to the Company for the shares subject to the option would remain approximately the same as the aggregate exercise price prior to the reverse stock split, subject to the terms of such securities.
The following table contains approximate information, based on share information as of April 09, 2024, relating to our common stock based on potential reverse stock split ratios (without giving effect to the treatment of fractional shares):
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Status	Number of Shares of Common Stock Authorized for Issuance	Number of Shares of Common Stock Issued (1)	Number of Shares of Common Stock Reserved for Future Issuance (2)	Number of Shares of Common Stock Authorized but Unissued and Unreserved
Pre-Reverse Stock Split	240,000,000	100,581,900	31,195,635	108,222,465
Post-Reverse Stock-Split 1-for-2	240,000,000	50,290,950	15,597,818	174,111,232
Post-Reverse Stock-Split 1-for-6	240,000,000	16,763,650	5,199,273	218,037,077
Post-Reverse Stock Split 1-for-12	240,000,000	8,381,825	2,599,636	229,018,539
(1) We did not have any shares held in treasury as of April 09, 2024
(2) The pre-reverse stock split number of shares reserved for future issuance is based on the following:
15,006,500 shares of common stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $0.63 per share;
11,876,713 shares of common stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $1.24 per share; and
4,312,422 shares of common stock reserved for future grants of awards under the Equity Plans.

Fractional Shares
We would not issue fractional shares in connection with the reverse stock split. Instead, holders of our common stock who otherwise would be entitled to receive a fractional share because they hold a number of shares not evenly divisible by the ratio at which the reverse stock split is implemented will automatically be entitled to receive an additional fraction of a share of common stock to round up to the next whole share, after all of the fractional interests of a holder have been aggregated. In any event, cash will not be paid for fractional shares.
Procedures for Implementing the Reverse Stock Split
If our stockholders approve this proposal, and if our Board determines that it is in our best interest and the best interests of our stockholders to implement a reverse stock split described in this proposal, we would file the certificate of amendment to our certificate of incorporation with the Secretary of State of the State of Delaware to effect the reverse stock split at the ratio approved by our Board. In accordance with Nasdaq rules, we would publicly disclose the reverse stock split, including the ratio at which the reverse stock split would be implemented, by noon Eastern Time at least two business days before the anticipated market effective date. As of the effective time of the reverse stock split, each stock certificate representing pre-split shares will be deemed for all corporate purposes to evidence ownership of post-split shares.
Stockholders of Record Holding Certificated Shares of our Common Stock
If a reverse stock split is effected, stockholders holding shares of our common stock in certificated form would be sent a transmittal letter by our transfer agent after the effective time of the reverse stock split. The letter of transmittal would contain instructions on how a stockholder should surrender their certificate(s) representing pre-split shares of our common stock to our transfer agent in exchange for certificates representing the appropriate number of shares of post-reverse stock split common stock. No certificates representing post-split shares of our common stock would be issued to a stockholder until such stockholder has surrendered to our transfer agent all of their certificates representing their pre-split shares, together with a properly completed and executed letter of transmittal. No stockholder would be required to pay a transfer or other fee to exchange their certificates representing pre-split shares of our common stock. Until surrendered, we would deem certificates representing pre-
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split shares of our common stock to be cancelled and only to represent the number of whole shares of post-split shares of our common stock to which these stockholders are entitled, subject to the treatment of fractional shares. If a certificate representing pre-split shares of our common stock bears a restrictive legend, the certificate issued in exchange therefor will bear the same restrictive legend. Any pre-split shares submitted for transfer, whether pursuant to a sale or other disposition, or otherwise, would automatically be exchanged for post-split shares. Upon receipt of a letter of transmittal from our transfer agent, to avoid having their shares possibly become subject to escheat laws, stockholders should promptly submit their stock certificates to our transfer agent in accordance with the instructions in the letter of transmittal. Stockholders should not destroy any stock certificate and should not submit any stock certificate unless and until requested to do so.
Stockholders of Record Holding Shares of our Common Stock in “Book-Entry” Form
If a reverse stock split is effected, stockholders who hold their shares of our common stock electronically in book-entry form with our transfer agent would not need to any take action to receive their shares of post-reverse stock split common stock (i.e., the exchange would be automatic).
Beneficial Owners: Shares Registered in the Name of a Broker or Bank
If a reverse stock split is effected, we do not expect stockholders who hold their shares through a broker, bank, or other nominee will need to take any action for their accounts to reflect the post-reverse split quantity of shares they hold. Brokers, banks, and other nominees who hold our common stock will process the reverse stock split for the beneficial owners of our common stock. Such brokers, banks, and other nominees may implement different procedures than those to be followed by registered stockholders for processing the reverse stock split, particularly with respect to the treatment of fractional shares. Stockholders who hold shares of our common stock in street name and who have questions regarding the procedures of their broker, bank or other nominee for processing the reverse stock split are encouraged to contact the organization holding their shares.
Accounting Matters
A reverse stock split would not affect the per share par value of our common stock. As a result, in the event a reverse stock split is implemented, on the effective date of the reverse stock split, the stated capital on our consolidated balance sheet attributable to our common stock would be reduced proportionally based on the ratio at which the reverse stock split is implemented from its present amount, and the additional paid-in capital account would be increased by the amount by which the stated capital is reduced. Our stockholders’ equity, in the aggregate, would remain unchanged. Reported per share net income or loss would be higher because there would be fewer shares of our common stock outstanding. We do not anticipate that any other accounting consequences would arise as a result of the reverse stock split.
Certain U.S. Federal Income Tax Consequences of the Reverse Stock Split
The following summary describes, as of the date of this Proxy Statement, certain U.S. federal income tax consequences of a reverse stock split described in this proposal to holders of our common stock. This summary addresses the tax consequences only to a U.S. holder of our common stock, which is a beneficial owner of our common stock that is either:
•an individual citizen or resident of the United States;
•a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;
•an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
•a trust, if: (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons has the authority to control all of its substantial decisions or (ii) it has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.
This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date of this Proxy Statement. Subsequent developments in U.S. federal income tax law, including changes in law or differing
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interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of the reverse stock split.
This summary does not address all of the tax consequences that may be relevant to any particular investor, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. For example, this summary does not address the tax consequences to (i) persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, U.S. expatriates or former citizens or residents, persons subject to the alternative or corporate minimum tax, persons whose functional currency is not the U.S. dollar, partnerships or other pass-through entities, traders in securities that elect to mark to market and dealers in securities or currencies, (ii) persons who acquired their shares or equity awards in connection with employment or other performance of services, (iii) persons who hold our common stock as part of a position in a “straddle” or as part of a “hedging transaction,” “conversion transaction” or other integrated investment transaction for federal income tax purposes, or (iv) persons who do not hold our common stock as “capital assets” (generally, property held for investment). This summary does not address backup withholding and information reporting. This summary does not address U.S. holders who beneficially own common stock through a “foreign financial institution” (as defined in Code Section 1471(d)(4)) or certain other non-U.S. entities specified in Code Section 1472. This summary does not address the Medicare tax on net investment income, tax considerations in respect of our preferred stock, or tax considerations arising under any state, local or foreign laws, or under federal estate or gift tax laws.
If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that hold our common stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of a reverse stock split described in this proposal.
We have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service regarding the U.S. federal income tax consequences of a reverse stock split, and there can be no assurance that the Internal Revenue Service will not challenge the statements and conclusions set forth below or that a court would not sustain any such challenge.
Stockholders should consult their own tax advisors concerning the particular U.S. federal tax consequences of a reverse stock split described in this proposal to them, as well as the consequences to them arising under the laws of any other taxing jurisdiction, including any foreign, state, or local income tax consequences.
General Tax Treatment of the Reverse Stock Split
A reverse stock split of the type described in this proposal is intended to qualify as a “reorganization” under Section 368 of the Code that should constitute a “recapitalization” for U.S. federal income tax purposes. Certain filings with the Internal Revenue Service must be made by us and certain ‘significant holders” of our common shares in order for the reverse stock split to qualify as a reorganization. Assuming the reverse stock split qualifies as a reorganization, other than with respect to any U.S. holder that receives a full share in lieu of a fractional share, a U.S. holder generally will not recognize gain or loss upon the exchange of shares of our common stock for a lesser number of shares of our common stock, based upon the reverse stock split ratio.
A U.S. holder’s aggregate tax basis in the lesser number of shares of our common stock received in the reverse stock split would be the same such U.S. holder’s aggregate tax basis in the shares of our common stock that such U.S. holder owned immediately prior to the reverse stock split. The holding period for the common stock received as a result of a reverse stock split would include the period during which a U.S. holder held the shares of our common stock that were surrendered in the reverse stock split. The United States Treasury regulations provide detailed rules for allocating the tax basis and holding period of the shares of our common stock surrendered for the shares of our common stock received pursuant to the reverse stock split. U.S. holders of shares of our common stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.
As noted above, we would not issue fractional shares in connection with the reverse stock split. Instead, stockholders who would be entitled to receive fractional shares because they hold a number of shares not evenly divisible by the reverse stock split ratio would automatically be entitled to receive an additional fraction of a share of common stock to round up to the next whole share of common stock. The U.S. federal income tax consequences of
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the receipt of such an additional fraction of a share are not clear. A U.S. holder that receives a full share in lieu of a fractional share may be treated as though it received a distribution from us to the extent that the value of the full share exceeds the value of the fractional share the holder otherwise would have received. Such distribution would generally be a dividend to the extent of our current or accumulated earnings and profits. Any amount in excess of earnings and profits would generally reduce the holder’s basis their shares by the amount of such excess. The portion of the full share in excess of the fractional share would generally have a tax basis equal to the amount recognized as a dividend and the holding period for such share would begin on the date of the deemed distribution. Holders are urged to consult their own tax advisors as to the possible tax consequences of receiving an additional fraction of a share in the reverse stock split.
THE FOREGOING IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT AND DOES NOT CONSTITUTE A TAX OPINION. EACH STOCKHOLDER SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT TO THEM AND FOR REFERENCE TO APPLICABLE PROVISIONS OF THE CODE.
Interests of Our Directors and Executive Officers
None of our directors or executive officers have any substantial interest, directly or indirectly, in this proposal except to the extent of their ownership of shares of our common stock and/or securities exercisable for shares of our common stock, which shares and securities would be subject to the same proportionate adjustment based on the ratio at which the reverse stock split is implemented as all other issued shares of our common stock and securities exercisable for or convertible into shares of our common stock.
OUR BOARD RECOMMENDS A VOTE "FOR" PROPOSAL 4.
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PROPOSAL 5
THE ADJOURNMENT PROPOSAL
General
In this proposal, we are asking our stockholders to authorize us to adjourn the Annual Meeting to another time and place, if necessary or advisable, to solicit additional proxies if there are not sufficient votes to approve the Reverse Stock Split Proposal at the Annual Meeting. If our stockholders approve this proposal, we could adjourn the Annual Meeting without a vote on the Reverse Stock Split Proposal to solicit additional proxies and/or to seek to convince stockholders to change their votes in favor of such proposal.
If the Annual Meeting is adjourned, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the Annual Meeting or displayed, during the time scheduled for the Annual Meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the Annual Meeting by means of remote communication, which will be at www.virtualshareholdermeeting.com/DARE2024. If the adjournment is for more than 30 days, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the Annual Meeting. In addition, if, after the adjournment, a new record date for stockholders entitled to vote is fixed for the adjourned meeting, notice of the adjourned meeting will be given to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting. At the adjourned meeting, we may transact any business which might have been transacted at the original meeting.

OUR BOARD RECOMMENDS A VOTE “FOR” PROPOSAL 5.
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OTHER MATTERS

As of the time of preparation of this Proxy Statement, we do not know of any matter to be acted upon at the Annual Meeting other than the matters described in this Proxy Statement. If any other matter properly comes before the Annual Meeting, however, the proxy holders will vote the proxies thereon in accordance with the recommendation of our Board.

DELINQUENT SECTION 16(a) REPORTS
Under Section 16(a) of the Exchange Act, our directors and executive officers, and beneficial owners of more than 10% of our common stock (collectively, “reporting persons”) are required to file reports of ownership of our common stock and changes in such ownership with the SEC. Reporting persons also are required by SEC rules to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of copies of such forms that we have received, or written representations from reporting persons, we believe that all Section 16(a) filing requirements applicable to reporting persons were timely met during 2023.
ANNUAL REPORT

Any person who was a beneficial owner of our common stock on the record date for the Annual Meeting may request a copy of our annual report on Form 10-K, including the financial statements and the financial statement schedules, and it will be furnished without charge upon receipt of a written request identifying the person so requesting a report as our stockholder on such record date. Requests should be directed to Daré Bioscience, Inc., Attention: Secretary, 3655 Nobel Drive, Suite 260, San Diego, California 92122.
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Appendix A
Proposed Form of Certificate of Amendment to Restated Certificate of Incorporation, as Amended

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF DARÉ BIOSCIENCE, INC.
Daré Bioscience, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:
1.This Certificate of Amendment (this “Certificate of Amendment”) amends the provisions of the Corporation’s Restated Certificate of Incorporation filed with the Secretary of State on April 15, 2014, as amended by the Certificate of Amendment thereto filed with the Secretary of State on July 19, 2017, by another Certificate of Amendment thereto filed with the Secretary of State on July 19, 2017, and by a Certificate of Amendment thereto filed with the Secretary of State on July 14, 2022 (as amended to date, the “Certificate of Incorporation”).
2.Article FOURTH of the Certificate of Incorporation is hereby amended by adding a second paragraph as follows:
“Effective at [ ] [a.m./p.m.] Eastern Time on [______], 202[_](1) (the “Effective Time”), every [____] [(__)](2) shares of Common Stock issued and outstanding or held by the Corporation in treasury stock, in each case immediately prior to the Effective Time, shall automatically be combined and reclassified into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or the holder thereof (the “Reverse Stock Split”); provided, however, that no fractional shares of Common Stock shall be issued as a result of the Reverse Stock Split. In lieu thereof, any holder of Common Stock who would otherwise be entitled to a fractional share of Common Stock created as a result of the Reverse Stock Split (after taking into account all fractional shares otherwise issuable to such holder), following the Effective Time, shall be entitled to receive one (1) whole share of Common Stock. Any stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock (an “Old Certificate”) shall thereafter, automatically and without the necessity of presenting the same for exchange, represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined and reclassified, subject to the treatment of fractional shares described above; provided, however, that each holder of record holding an Old Certificate shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by the Old Certificate shall have been combined and reclassified, subject to the treatment of fractional shares described above. The Reverse Stock Split shall have no effect on the number of authorized shares of Common Stock, the number of authorized shares of Preferred Stock or the respective par values per share thereof, in each case as set forth in this Article FOURTH.
3.This Certificate of Amendment shall become effective at [ ] [a.m./p.m.] Eastern Time on [ ], 202[ ].
4.This amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.
5.All other provisions of the Certificate of Incorporation shall remain in full force and effect.
IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer on this this___ day of ___________, 202_.
2024 Proxy Statement | Page 53

Daré Bioscience, Inc.

By:

Name:

Title:

(1) By approving the Reverse Stock Split Proposal, the stockholders of the Corporation are authorizing the Board to determine, in its sole discretion, whether to implement a reverse stock split described in the Reverse Split Proposal and the time and date on which to effect such a reverse stock split, if any; provided, however, that such time and date are after stockholder approval of the Reverse Stock Split Proposal and at or before 11:59 p.m. Eastern Time on June 4, 2025. The Certificate of Amendment filed with the Secretary of State of the State of Delaware, if any, will set forth such time and date approved by the Board in the event the Board elects, at its sole discretion, to implement a reverse stock split described in the Reverse Split Proposal.
(2) By approving the Reverse Stock Split Proposal, the stockholders of the Corporation are approving the combination of any whole number of shares of Common Stock between and including two (2) and twelve (12) into one (1) share of Common Stock, with such whole number to be determined by the Board in its sole discretion. The Certificate of Amendment filed with the Secretary of State of the State of Delaware, if any, would set forth such number between and including two (2) and twelve (12) approved by the Board.
2024 Proxy Statement | Page 54

darébio

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/DARE2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V48097-P10015 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

DARÉ BIOSCIENCE, INC.

The Board of Directors recommends you vote FOR all the nominees listed below.

	For All	Withhold All	For All Except
1. To elect two Class I Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Jessica D. Grossman, M.D.
02) Susan L. Kelley, M.D.

The Board of Directors recommends you vote FOR the following proposals:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

2024 Proxy Statement | Page 55

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

V48098-P10015

DARÉ BIOSCIENCE, INC.
Annual Meeting of Stockholders

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF DARÉ BIOSCIENCE, INC. FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 5, 2024

The undersigned stockholder(s) hereby acknowledge(s) receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement with respect to the 2024 Annual Meeting of Stockholders of Daré Bioscience, Inc. to be held on June 5, 2024 at 9:00 a.m. Pacific Time, and hereby appoint(s) SABRINA MARTUCCI JOHNSON and MARDEE HARING-LAYTON, and each of them, as proxies and attorneys-in-fact, with full power of substitution, and with all powers that the undersigned would possess if personally present, to vote all shares of Daré Bioscience, Inc. common stock which the undersigned is/are entitled to vote at such meeting, and any adjournment or postponement thereof, upon the proposals identified on the reverse side of this proxy, and in their discretion upon any other business that may properly come before such meeting and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER SPECIFIED HEREIN OR, IF NO CHOICE IS SPECIFIED, IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, AND IN THE PROXY'S DISCRETION, AS SAID PROXY DEEMS ADVISABLE ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING AND ANY POSTPONEMENT(S) OR ADJOURNMENT(S) THEREOF.

The meeting will be held in virtual format only. Please visit www.virtualshareholdermeeting.com/DARE2024 to attend the meeting.

Continued and to be marked, dated, and signed on the reverse side

2024 Proxy Statement | Page 56